INTEREST PURCHASE AGREEMENT
dated as of May 10, 2016
by and among
FP HOLDINGS, L.P.,
FP VOTECO, L.L.C.,
F.P. PARENTCO, L.P.
and
STATION CASINOS LLC

i

TABLE OF CONTENTS
Page

Article I	PURCHASE AND SALE OF PURCHASED INTERESTS 2

Section 1.1	Purchase and Sale of Purchased Interests 2

Section 1.2	Deposit 2

Section 1.3	Purchase Price 3

Section 1.4	Allocation of Purchase Price 3

Section 1.5	Time and Place of Closing 3

Section 1.6	Closing Transactions 4

Section 1.7	Purchase Price Adjustments 5

Section 1.8	Withholding 8

Article II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 8

Section 2.1	Organization 8

Section 2.2	Authority; No Conflict; Required Filings and Consents 9

Section 2.3	Capitalization. 10

Section 2.4	Financial Statements 11

Section 2.5	Taxes 11

Section 2.6	Real Property 13

Section 2.7	Intellectual Property 14

Section 2.8	Agreements, Contracts and Commitments 15

Section 2.9	Litigation 16

Section 2.10	Environmental Matters 16

Section 2.11	Absence of Certain Changes or Events 17

Section 2.12	No Undisclosed Liabilities 18

Section 2.13	Permits; Compliance with Gaming Laws 18

Section 2.14	Personnel; Labor Matters 19

Section 2.15	Employee Benefits 19

Section 2.16	Insurance 21

Section 2.17	Affiliate Transactions 21

Section 2.18	Propriety of Past Payments 21

Section 2.19	Complimentaries 22

Section 2.20	Customer Database 22

Section 2.21	Security. 22

Section 2.22	Inventories 22

Section 2.23	Tangible Personnel Property 23

Section 2.24	Brokers 23

Article III	REPRESENTATIONS AND WARRANTIES OF THE SELLERS 23

Section 3.1	Organization 23

Section 3.2	Authority; No Conflict; Required Filings and Consents 23

Section 3.3	Title 24

Section 3.4	Brokers 24

Section 3.5	GP 25

Section 3.6	FP C-Corp 25

Article IV	REPRESENTATIONS AND WARRANTIES OF BUYER 25

Section 4.1	Organization 25

Section 4.2	Authority; No Conflict; Required Filings and Consents 26

Section 4.3	Brokers 26

Section 4.4	Capital Resources 27

Section 4.5	Licensability 27

Section 4.6	Compliance with Gaming Laws 27

Section 4.7	Litigation 28

Section 4.8	No Implied Representations 28

Section 4.9	No Distribution 28

Section 4.10	Accredited Investor 29

Article V	COVENANTS 29

Section 5.1	Conduct of Business of the Purchased Companies 29

Section 5.2	Employee Matters 32

Section 5.3	Access to Information and the Property; Bring Down; Financials 32

Section 5.4	Governmental Approvals 34

Section 5.5	Publicity 36

Section 5.6	Further Assurances and Actions 36

Section 5.7	Transfer Taxes; HSR Filing Fee 37

Section 5.8	Insurance 37

Section 5.9	No Control 37

Section 5.10	Directors’ and Officers’ Indemnification. 37

Section 5.11	Negotiations 39

Section 5.12	Indebtedness 39

Section 5.13	Condo Sales 40

Section 5.14	Partnership Audit Rules 42

Section 5.15	Termination of Tax Sharing Agreements 42

Section 5.16	Casualty and Condemnation Proceeds 42

Section 5.17	Specified Matter 1 Escrow 42

Section 5.18	Specified Matter 2 Escrow 44

Section 5.19	Specified Matter 3 Escrow. 45

Article VI	CONDITIONS TO CLOSING 46

Section 6.1	Conditions to Each Party’s Obligation to Effect the Closing 46

Section 6.2	Additional Conditions to Obligations of Buyer 46

Section 6.3	Additional Conditions to Obligations of the Sellers 47

Section 6.4	Frustration of Closing Conditions 48

Article VII	TERMINATION AND AMENDMENT 48

Section 7.1	Termination 48

Section 7.2	Effect of Termination 49

Article VIII	SURVIVAL AND INDEMNIFICATION 51

Section 8.1	Survival of Representations, Warranties, Covenants and Agreements 51

Section 8.2	Indemnification 51

Section 8.3	Procedure for Claims between Parties 52

Section 8.4	Defense of Third Party Claims 53

Section 8.5	Resolution of Conflicts and Claims 54

Section 8.6	Limitations on Indemnity 54

Section 8.7	Payment of Damages 55

Section 8.8	Exclusive Remedy 55

Article IX	MISCELLANEOUS 55

Section 9.1	Definitions 55

Section 9.2	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury 67

Section 9.3	Specific Performance 68

Section 9.4	Notices 68

Section 9.5	Interpretation 68

Section 9.6	Headings 69

Section 9.7	Entire Agreement 69

Section 9.8	Severability 69

Section 9.9	Assignment 69

Section 9.10	Parties of Interest; No Third Party Beneficiaries 69

Section 9.11	Counterparts 69

Section 9.12	Mutual Drafting 69

Section 9.13	Amendment 70

Section 9.14	Extension; Waiver 70

Section 9.15	Time of the Essence 70

Section 9.16	Waiver of Conflicts 70

SCHEDULES
Schedule I    Purchased Interests
Schedule II    Company Subsidiaries
Schedule III    Notices

EXHIBITS
Exhibit A    [Intentionally Omitted]
Exhibit B    Closing Escrow Agreement
Exhibit C    Specified Matter 1/2 Escrow Agreement
Exhibit D    Form of FIRPTA Certificate
Exhibit E    Form of Assignment Agreement
Exhibit F    Title Policy and Title Commitment Exceptions
Exhibit G     Illustrative Example of Adjusted Working Capital
Exhibit H    Title Policy

INTEREST PURCHASE AGREEMENT
This INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2016, by and among FP Holdings, L.P., a Nevada limited partnership (the “Company”), FP VoteCo, L.L.C., a Delaware limited liability company (“VoteCo”) and sole member of Fiesta ParentCo, L.L.C., a Delaware limited liability company (“GP”), FP ParentCo, L.P., a Delaware limited partnership (“Parent” and, together with VoteCo, the “Sellers”), and Station Casinos LLC, a Nevada limited liability company (“Buyer”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9.1 hereof.
WHEREAS, GP is the sole general partner of the Company (the “GP Interest”);
WHEREAS, the Company has issued and outstanding 1,000 Class A Non-Voting LP Interests, which units represent 100% of the limited partnership interests in the Company (the “Class A Units”);
WHEREAS, VoteCo is the sole member and record and beneficial owner of 100% of the membership interest of GP (such membership interests, the “Purchased GP Interests”);
WHEREAS, Parent is (i) the record and beneficial owner of 990 Class A Units (the “Purchased Company Interests”) and (ii) the sole member and record and beneficial owner of 100% of the membership interest of FP Holdco L.L.C. (“FP C-Corp”), a Delaware limited liability company that has elected to be taxed as a corporation (such membership interests, the “Purchased FP C-Corp Interests,” and together with the Purchased GP Interests and the Purchased Company Interests, the “Purchased Interests”);
WHEREAS, FP C-Corp is the record and beneficial owner of 10 Class A Units of the Company;
WHEREAS, the Company is the record and beneficial owner of 100% of the outstanding equity interests of each of the entities listed on Schedule II hereto (collectively, the “Company Subsidiaries,” and each, a “Company Subsidiary”);
WHEREAS, the Company, together with certain of the Company Subsidiaries, owns and operates the Palms Casino Resort (the “Property”); and
WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Purchased Interests, on the terms and subject to the conditions contained herein.
NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
Article I

PURCHASE AND SALE OF PURCHASED INTERESTS
Section 1.1    Purchase and Sale of Purchased Interests
.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer and deliver to Buyer free and clear of all Encumbrances (other than restrictions under applicable securities Laws and Gaming Laws), and Buyer shall purchase from each of the Sellers, the Purchased Interests set forth opposite each such Seller’s name on Schedule I, for an aggregate purchase price of three hundred twelve million five hundred thousand Dollars ($312,500,000) (the “Base Purchase Price”), payable in accordance with Section 1.6 and subject to adjustment as set forth in Section 1.7.
(b)    Notwithstanding anything to the contrary contained in this Agreement, immediately prior to the Closing, the Company shall convey, transfer and assign to Sellers (or their designee) and Sellers (or their designee) shall obtain the right, title and interest in and to each and all of the assets of the Company listed on Schedule 1.1(b) attached hereto (the “Excluded Assets”). Notwithstanding anything to the contrary contained in this Agreement, if the attempted or actual conveyance, assignment or transfer to Sellers (or their designee) of any Excluded Assets is non-assignable or non-transferrable, by its terms, without the consent of a third party (each, a “Non-Assignable Excluded Asset”), then Sellers and Buyer shall each use their reasonable best efforts to obtain the authorization, approval, consent or waiver of such other party to the applicable conveyance, transfer or assignment of any such Non-Assignable Excluded Asset. Notwithstanding the foregoing, in no event shall the failure to obtain a consent with respect to a Non-Assignable Excluded Asset delay or otherwise impede the Closing, but the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Excluded Asset, and this Agreement shall not constitute a conveyance, assignment, transfer or delivery of any such Non-Assignable Excluded Asset unless and until such authorization, approval, consent or waiver is obtained. The parties shall enter into a commercially reasonable arrangement to provide that Sellers shall receive the interest of the Company in the benefits and obligations under such Non-Assignable Excluded Asset, and Sellers shall be liable to the Company in a fashion equivalent to what Sellers’ Liabilities would be under the Non-Assignable Excluded Asset if it were assigned, transferred or conveyed, until such time as such third party authorization, approval, consent or waiver shall have been obtained, and such arrangement shall include performance by the Company as an agent of Sellers to the extent commercially reasonable.
Section 1.2    Deposit
. No later than one Business Day following the date hereof, Buyer shall deposit twenty million Dollars ($20,000,000) (such amount, together with any amount deposited pursuant to the last sentence of this Section 1.2, the “Deposit”) with JPMorgan Chase Bank, N.A. (the “Escrow Agent”) pursuant to an escrow agreement dated as of the date hereof (the “Deposit Escrow Agreement”) executed and delivered by the Sellers, Buyer and the Escrow Agent. Upon the Closing, (i) the Deposit shall be paid to the Sellers, and credited against the Purchase Price, (ii) the interest accrued on the Deposit shall be paid to Buyer, and (iii) the Deposit and the accrued interest thereon shall be promptly released by the Escrow Agent to the Sellers and Buyer, respectively, pursuant to this Section 1.2 and the terms of the Deposit Escrow Agreement. Upon the termination of this Agreement, the Deposit and the interest accrued thereon shall be payable pursuant to Section 7.2(c) hereof, and thereafter shall be promptly released by the Escrow Agent to Buyer or the Sellers, as applicable, pursuant to such Section 7.2(c) hereof and the terms of the Deposit Escrow Agreement. In the event that Buyer extends the Outside Date pursuant to Section 7.1(b), Buyer shall deposit five million Dollars ($5,000,000) with the Escrow Agent pursuant to the Deposit Escrow Agreement promptly, and in any event within three (3) Business Days after each such extension (and if such Deposit is not made within such period, such extension shall be null and void).
Section 1.3    Purchase Price
. As used herein, the aggregate purchase price for the Purchased Interests (the “Purchase Price”), shall be an amount equal to (a) the Base Purchase Price, plus (b) the Cash, plus or minus (as applicable) (c) the Estimated Working Capital Adjustment, minus (d) the Selling Expenses, minus (e) the Closing Escrow Funds, minus, (f) the Specified Matter Escrow Funds, minus (g) the Payoff Amount, minus (h) the Pension

Liability, minus (i) all Indebtedness outstanding at Closing, other than the Payoff Amount. Buyer shall pay the Purchase Price and the other payments contemplated hereby as provided in Section 1.6(a).
Section 1.4    Allocation of Purchase Price
. Following the Closing, Buyer intends to obtain an independent third-party appraisal of the Purchased Companies. Within thirty (30) Business Days after such appraisal has been finalized, Buyer shall deliver to the Sellers an allocation of the Purchase Price (as determined for federal income tax purposes, including any liabilities of the Purchased Companies (other than FP C-Corp) that are required to be treated as part of the Purchase Price for federal income tax purposes) first between the Purchased FP C-Corp Interests and the other Purchased Interests, and then an allocation of the portion allocated to such other Purchased Interests among the assets of the Purchased Companies (other than FP C-Corp) pursuant to Section 755 of the Code, in each case consistently with such appraisal (the “Proposed Allocation”). The Sellers shall accept and agree to the Proposed Allocation unless the Sellers, acting in good faith, object to the Proposed Allocation, in which case the Sellers shall, within fifteen (15) Business Days after receipt of the Proposed Allocation, deliver written notice to Buyer of such objection. Such notice shall specify in reasonable detail the items in the Proposed Allocation to which the Sellers object and the basis for such objection. Following delivery of such notice, Sellers and Buyer shall cooperate in good faith to reach a mutually acceptable agreement regarding such disputed items. In the event that the parties cannot mutually agree upon a resolution with respect to such disputed items within fifteen (15) Business Days of Buyer’s receipt of such notice, each party shall be entitled to take its own position in any Tax Return, Tax proceeding or audit. If there is an agreed-upon allocation (the “Purchase Price Allocation”), Buyer and the Sellers agree to (a) be bound by the Purchase Price Allocation, (b) act in accordance with the Purchase Price Allocation in the filing of all Tax Returns for the taxable year that includes the Closing Date and in the course of any Tax audit, Tax examination or Tax litigation relating thereto, and (c) take no position and cause their Affiliates to take no position inconsistent with the Purchase Price Allocation for Tax purposes, in the case of each of clauses (a) through (c) unless otherwise required by a change in applicable Law or pursuant to the good faith resolution of a Tax contest. The Sellers and Buyer shall make appropriate adjustments to the Purchase Price Allocation, if any, to reflect any adjustments to the Purchase Price.
Section 1.5    Time and Place of Closing
. Unless this Agreement is earlier terminated pursuant to Article VII hereof, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Interests (the “Closing”), shall take place not later than 10:00 a.m. Pacific Time on the fifth Business Day following satisfaction or waiver of all the conditions set forth in Article VI hereof (other than those conditions intended to be satisfied or waived at the Closing), at the Property, unless another time or place shall be agreed to by the parties (the “Closing Date”).
Section 1.6    Closing Transactions.
(a)    Payments at Closing. The following payments shall be made by Buyer immediately prior to Closing:
(i)    Buyer shall pay the Purchase Price (less the Deposit) to the Sellers by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers at least two (2) Business Days prior to the Closing Date.
(ii)    Buyer shall remit the Closing Escrow Funds by wire transfer of immediately available funds to the account(s) designated in the Closing Escrow Agreement.

(iii)    Buyer shall remit the Specified Matter Escrow Funds, if any, by wire transfer of immediately available funds to the account(s) designated in the applicable Specified Matter Escrow Agreement.
(iv)    In accordance with the Payoff Letter, Buyer will repay, or cause to be repaid, on behalf of the Purchased Companies, the Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Payoff Letter(s).
(v)    Buyer shall pay to the applicable Persons payment of the Selling Expenses, by wire transfer of immediately available funds to the account(s) designated by such Persons in the invoices delivered by the Sellers to Buyer pursuant to Section 1.6(b)(vi).
(b)    Deliveries at Closing. The following documents will be executed and delivered by Buyer and the Sellers, as applicable, at or prior to the Closing:
(i)    Buyer and the Sellers shall execute an escrow agreement in the form attached hereto as Exhibit B (the “Closing Escrow Agreement”).
(ii)    Buyer and the Sellers shall execute, if applicable, the Specified Matter Escrow Agreement(s).
(iii)    Buyer shall deliver to the Sellers the certificates required by Sections 6.3(a) and (b) hereof.
(iv)    The Sellers shall deliver, or cause to be delivered, to Buyer the certificates required by Sections 6.2(a) and (b) hereof.
(v)    Buyer shall deliver to the Sellers evidence reasonably satisfactory to the Sellers that Buyer has obtained all Gaming Approvals required to consummate the transactions contemplated hereby.
(vi)    The Sellers shall deliver to Buyer invoices in respect of the Selling Expenses.
(vii)    The Sellers shall have delivered or cause to be delivered the Payoff Letter as contemplated by Section 5.12(a) and releases of all Liens and other security interests securing the Indebtedness in each case as described in the Payoff Letter.
(viii)    Each Seller shall deliver to Buyer a certification of its status as a non-foreign person in the form attached hereto as Exhibit D (the “FIRPTA Certificate”) in accordance and compliance with Treasury Regulations Section 1.1445-2(b)(2).
(ix)    Each Seller shall have executed and delivered an assignment agreement in the form attached hereto as Exhibit E (each, an “Assignment Agreement”) assigning such Seller’s interest in the Purchased Interests to Buyer free and clear of all Encumbrances.
(x)    Each of the Sellers and Buyer shall deliver evidence reasonably satisfactory to the Title Company regarding due organization and the due authorization of the transactions contemplated by this Agreement, to the extent required by the Title Company.
(xi)    The Sellers shall deliver such customary affidavits as the Title Company may reasonably require in order to issue the Title Policy in accordance with the terms hereof.

(xii)    Sellers shall deliver evidence of the resignation or removal, effective as of the Closing Date, of each director of the Company, unless otherwise designated by Buyer in advance no less than five (5) Business Days prior to the Closing Date.
(xiii)    The Sellers and Buyer shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release (1) the Deposit to the Sellers and (2) the interest accrued on the Deposit to Buyer, in each case in accordance with the Deposit Escrow Agreement.
(c)    Transfer of Possession. To the extent required by applicable Gaming Laws or Gaming Authorities, the Sellers and Buyer shall prepare a detailed closing memorandum and submit it to the applicable Gaming Authorities with sufficient time to allow their review and approval and completion of the items set forth in such closing memorandum prior to the Closing Date.
Section 1.7    Purchase Price Adjustments.
(a)    Not more than seven (7) Business Days nor less than two (2) Business Days prior to the Closing Date, the Sellers shall deliver to Buyer a statement (the “Estimated Closing Statement”) showing the Sellers’ good faith estimate of the Estimated Working Capital, including the calculation thereof in reasonable detail calculated in accordance with the terms of this Agreement and reasonable back-up documentation regarding the calculation of Estimated Working Capital. Buyer and its Representatives will be entitled to reasonable access during normal business hours to the relevant records, personnel and working papers of the Companies and Sellers to aid in its review of the Estimated Closing Statement and the calculation of the Estimated Closing Working Capital. Sellers and Buyers shall work together in good faith to agree on the Estimated Closing Working Capital prior to the Closing; provided, however, that the failure to agree on such amounts shall not delay or otherwise prevent the Closing and, to the extent of any remaining dispute, Sellers’ calculation of the Estimated Closing Working Capital shall prevail. If (A) the Estimated Working Capital exceeds the Target Working Capital, then the Purchase Price payable at Closing shall be increased by an amount equal to such difference or (B) the Estimated Working Capital is less than the Target Working Capital, then the Purchase Price payable at Closing shall be decreased by an amount equal to such difference (such excess or deficiency, as the case may be, the “Estimated Working Capital Adjustment”).
(b)    No more than sixty (60) days after the Closing Date, Buyer will prepare (or cause to be prepared) and deliver to the Sellers a statement (the “Post-Closing Statement”) showing Buyer’s calculation of Closing Working Capital, including the calculation thereof in reasonable detail calculated in accordance with the terms of this Agreement. Buyer shall promptly provide to the Sellers such backup or supporting data relating to the preparation of the Post-Closing Statement and the calculation of Closing Working Capital reflected thereon as the Sellers may reasonably request. Buyer shall also provide the Sellers and their respective Representatives with such reasonable access to the books, records and personnel of the Purchased Companies, at reasonable times and upon reasonable notice, as the Sellers may request for the purposes of evaluating the Post-Closing Statement and Buyer’s calculation of Closing Working Capital.
(c)    The Sellers shall, within the thirty (30) day period (the “Acceptance Period”) following receipt of such Post-Closing Statement, notify Buyer of its acceptance or non-acceptance (as the case may be) of the Post-Closing Statement and the calculation of Closing Working Capital reflected thereon. If no such notice is delivered to Buyer by the Sellers within the Acceptance Period, the Post-Closing Statement and the calculation of Closing Working Capital reflected thereon shall be deemed to have been accepted by the Sellers and shall be binding thereon for all purposes of this Agreement. If the Post-Closing Statement and the calculation of Closing Working Capital reflected thereon are accepted or deemed to have been accepted by the Sellers, then payment of any related amounts, as contemplated by this Section 1.7(c), shall be made pursuant to Section 1.7(e). If the Sellers give notice (a “Dispute Notice”) to Buyer within the Acceptance

Period that the Sellers do not agree with or otherwise do not accept the calculation of Closing Working Capital reflected on the Post-Closing Statement, the Sellers shall describe in such Dispute Notice the nature of any disagreement so asserted. Buyer and the Sellers shall endeavor in good faith to resolve all such disagreements within the thirty (30) day period (the “Negotiating Period”) following the delivery by the Sellers of such Dispute Notice.
(d)    If Buyer and the Sellers are unable to resolve any disagreements regarding the Post-Closing Statement and the calculations reflected thereon within the Negotiating Period, then all such disputes shall be promptly referred to PricewaterhouseCoopers LLP or, if such firm declines to serve, then such other nationally recognized independent accounting firm as is mutually acceptable to Buyer and the Sellers (the “Neutral Accounting Firm”). The Neutral Accounting Firm shall be instructed only to resolve all outstanding disagreements relating to the Post-Closing Statement and the calculation of Closing Working Capital reflected thereon, and shall be instructed not to otherwise investigate such matters independently or introduce different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies in connection therewith. The Neutral Accounting Firm shall investigate only those items that are in dispute and shall not assign a value to any item that is (A) greater than the greatest value for such item claimed by either of Buyer or the Sellers or (B) lower than the lowest value for such item claimed by either of Buyer or the Sellers. The Neutral Accounting Firm’s determination shall be based only upon written submissions by Buyer and the Sellers, and not upon an independent review by the Neutral Accounting Firm. The parties shall instruct the Neutral Accounting Firm, acting as experts and not as arbitrators, to render its determination within thirty (30) Business Days of the referral of such matter thereto, and the determination of the Neutral Accounting Firm shall be final and binding upon Buyer and the Sellers for all purposes of this Agreement. Judgment may be entered upon the determination of the Neutral Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Neither Buyer nor the Sellers shall have any ex parte communications or meetings with the Neutral Accounting Firm without the prior consent of Buyer (in the case of the Sellers) or the Sellers (in the case of Buyer). The fees and expenses of the Neutral Accounting Firm shall be borne one-half by Buyer, on the one hand, and one-half by the Sellers, on the other hand. The fees and expenses of the Sellers and their respective Representatives incurred in connection with the Post-Closing Statement and any Dispute Notice shall be borne by each of the Sellers, and the fees and expenses of Buyer and its Representatives in connection with the Post-Closing Statement and any Dispute Notice shall be borne by Buyer.
(e)    Promptly following the final resolution of all disputes, if any, relating to the Post-Closing Statement calculations and amounts reflected thereon in accordance with this Section 1.7, but in no event more than five (5) Business Days thereafter, (A) if the finally determined Closing Working Capital exceeds the Estimated Working Capital (such amount, the “Actual Surplus”), then Buyer shall pay to the Sellers, by wire transfer of immediately available funds to such account or accounts as may be designated by the Sellers to Buyer in writing, an amount equal to such Actual Surplus in accordance with Section 1.7(f), or (B) if the finally determined Closing Working Capital is less than the Estimated Working Capital (such amount, the “Actual Deficiency”), then Buyer and the Sellers shall deliver a written instruction to the Escrow Agent to pay to Buyer from the Working Capital Escrow Fund an amount equal to such Actual Deficiency in accordance with Section 1.7(f) by wire transfer of immediately available funds to such account or accounts as may be designated by Buyer to the Sellers in writing.
(f)    In the event that the adjustments contemplated by Section 1.7(e) result in amounts owed by the Sellers to Buyer, then, in such event, such payments shall be satisfied solely by release to Buyer of such amounts from the Working Capital Escrow Fund in accordance with the Closing Escrow Agreement. In the event that the amounts owed by the Sellers pursuant to Section 1.7(e) exceed the amount of the Working Capital Escrow Fund, no further payment shall be owed by the Sellers. In the event that the adjustments contemplated by Section 1.7(d) result in amounts owed by Buyer to the Sellers, such amount shall be paid by Buyer to the Sellers. Promptly following the final determination of the Closing Working Capital, and any payments made pursuant to Section 1.7(e), if there are any amounts remaining in the Working Capital Escrow Fund, then Buyer and the Sellers shall deliver a written instruction to the Escrow Agent to pay to the Sellers such remaining amounts by wire transfer of immediately available funds to such account or accounts as may be designated by the Sellers in writing.
Section 1.8    Withholding
. Buyer and the Company shall be entitled to deduct and withhold from the amounts payable under this Agreement such amounts as may be required to be deducted and withheld under the Code and any other applicable Tax Laws. However, if Buyer or the Company intends to withhold any such amounts (other than amounts required to be withheld under the Code), Buyer shall promptly notify the Sellers of such intention and shall use commercially reasonable efforts to provide such notice at least within thirty (30) days of the expected Closing Date. Furthermore, Buyer shall reasonably cooperate with the Sellers to reduce the amount of withholding Taxes, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes. To the extent that amounts are so deducted and withheld by Buyer or the Company, such deducted and withheld amounts (a) shall be remitted by Buyer or the Company to the applicable Governmental Entity within the time and in the manner required by applicable Law and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date, except as set forth herein and in the Disclosure Schedules delivered to Buyer on the date of this Agreement (the “Disclosure Schedules”) (which Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement and the disclosure in any section shall qualify other sections of this Agreement to the extent it is reasonably discernible from such disclosure that it is applicable thereto), as follows:
Section 2.1    Organization.
(a)    The Company is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in the jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect. Except as set forth on Section 2.1(a) of the Disclosure Schedules, the Company owns all of the issued and outstanding equity interests in each of the Company Subsidiaries, and other than the Company Subsidiaries, does not own the stock of, or any equity interest in, any Person.
(b)    Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization set forth on Section 2.1(b) of the Disclosure Schedules and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in the jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect. Each Company Subsidiary does not own the stock of, or any equity interest in, any Person.
Section 2.2    Authority; No Conflict; Required Filings and Consents.
(a)    The Company has all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and the agreements contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
(b)    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of any Purchased Companies, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which any such Person is a party, Lease or Company Benefit Plan or (iii) subject to the governmental filings and other matters referred to in Section 2.2(c) hereof, conflict with or violate any Law applicable to any of the Purchased Companies, except in the case of clauses (ii) and (iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver that (x) are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or (y) would not materially impair or materially delay the Closing.
(c)    No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any court or administrative, regulatory or governmental agency, commission, board, body, authority or instrumentality, including, but not limited to, any Gaming Authority (each, a “Governmental Entity”) is required on the part of any of the Purchased Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) those required under the Gaming Laws (including all Gaming Approvals), (iii) such consents, approvals, orders, authorizations, registrations, declarations, notices, filings or permits related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco products and (iv)  any consents, approvals, orders, authorizations, registrations, declarations, filings or permits required by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws); except, with respect to each of clauses (iii) and (iv), to the extent material to the Purchased Companies, taken as a whole.
Section 2.3    Capitalization.
(a)    Except as set forth on Section 2.3(a) of the Disclosure Schedules, as of the date of this Agreement, there are no outstanding options or other rights to purchase or receive limited partnership units of the Company. Other than the Purchased Company Interests, (i) there are not issued, reserved for issuance or outstanding any (A) limited partnership units of, or other equity or voting interests in, the Company, (B) securities of the Company convertible into or exchangeable or exercisable for limited partnership units of, or other equity or voting interests in, the Company or (C) options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, or other rights to acquire from the Company any limited partnership units of, or other equity or voting units in, or securities convertible into or exchangeable or exercisable for limited partnership units of, or other equity or voting interests in, the Company, (ii) there exists no obligation of the Company to issue any limited partnership units of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for limited partnership units of, or other equity or voting interests in, the Company and (iii) there are no outstanding stock appreciation, equity appreciation, phantom units or similar rights or rights to receive limited partnership of the Company on a deferred basis or otherwise.
(b)    The Company owns of record and beneficially all of the issued and outstanding member’s interests of each Company Subsidiary set forth on Schedule II hereto (the “Subsidiary Interests”) free and clear of Encumbrances except for (x) the Encumbrances set forth on Section 2.3(b) of the Disclosure Schedules and (y) any Encumbrances that will be released at Closing. The Company is the sole member of each Company Subsidiary. The Company does not own, beneficially or of record, equity interests in any Person other than the Company Subsidiaries. There are no outstanding options or other rights to purchase or receive member’s interests of any Company Subsidiary. Other than the Subsidiary Interests, (i) there are not issued, reserved for issuance or outstanding any (A) member’s interests of, or other equity or voting interests in, any Company Subsidiary, (B) securities of any Company Subsidiary convertible into or exchangeable or exercisable for member’s interests of, or other equity or voting interests in, any Company Subsidiary or (C) options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, or other rights to acquire from any Company Subsidiary any member’s interests of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for member’s interest of, or other equity or voting interests in, any Company Subsidiary, (ii) there exists no obligation of any Company Subsidiary to issue any member’s interests of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for member’s interests of, or other equity or voting interests in, any Company Subsidiary and (iii) there are no outstanding stock appreciation, equity appreciation, phantom units or similar rights or rights to receive member’s interests of any Company Subsidiary on a deferred basis or otherwise.
(c)    All of the outstanding Class A Units and Subsidiary Interests are duly authorized, validly issued, and such Class A Units Interests and Subsidiary Interests are not subject to preemptive rights. There are no Contracts of any kind to which the Company or any Company Subsidiary is a party or is bound that obligate the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire (i) limited partnership units or member’s interests, as applicable, of, or other equity or voting interests in, the Company or any Company Subsidiary or (ii) options, warrants or other rights to acquire limited partnership units or member’s interests, as applicable, of, or other equity or voting interests in, or securities convertible into or exchangeable for limited partnership units or member’s interests, as applicable, of, or other equity or voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to any voting Contract with respect to the voting of any securities of the Company or any Company Subsidiary. There are no irrevocable proxies and no voting Contracts (or Contracts to execute a written consent or a proxy) with respect to the Purchased Company Interests or the Subsidiary Interests or any other voting securities of the Company or any Company Subsidiary
Section 2.4    Financial Statements.
Section 2.4 of the Disclosure Schedules contains (a) true and complete copies of the Company’s audited consolidated balance sheets as of each of December 31, 2014 and December 31, 2015 (the “Balance Sheet Date”) and consolidated income and cash flow statements for each of the twelve-month periods then ended (collectively, the “Annual Financial Statements”) and (b) the Company’s unaudited consolidated balance sheet as of March 31, 2016 and consolidated income and cash flow statements for the three months then ended (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP in effect at the time of such preparation (except (i) for (A) the absence of footnotes or (B) as set forth on Section 2.4 of the Disclosure Schedules in the case of the Interim Financial Statements or (ii) as disclosed in the notes thereto in the case of the Annual Financial Statements), were applied on a consistent basis throughout the periods involved and present fairly, in all material respects, the consolidated financial positions, results of operations and the cash flows of the Company as of such date and for the respective periods covered thereby, subject to normal period-end adjustments in the case of the Interim Financial Statements. The Financial Statements were prepared from books and records of the Company that have been maintained in material compliance with applicable legal and accounting requirements and reasonable business practices.
Section 2.5    Taxes.
(a)    The Purchased Companies have timely filed or will timely file (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all material Tax Returns that are required to be filed by, or with respect to, any Purchased Company prior to the Closing Date, all such Tax Returns are (or will be prior to the Closing Date) complete and correct in all material respects, and the Purchased Companies have timely paid all material amounts of Taxes that are due and payable by them (whether or not reflected on any Tax Return).
(b)    The Purchased Companies have withheld and paid over to the appropriate authorities all material amounts of Taxes required to be withheld and paid over in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
(c)    The Company is, and since its inception has been, properly treated as a partnership for federal, state and local Tax purposes, and each Company Subsidiary and GP is, and since its inception has been, properly treated as a disregarded entity or a partnership for federal, state and local Tax purposes, and neither the Company, any Company Subsidiary, GP nor any Person on behalf of, or with respect to, the Company, GP or any Company Subsidiary has made or filed an election under Treasury Regulations Section 301.7701-3 for the Company, GP or any Company Subsidiary to be treated as an association taxable as a corporation.
(d)    As of the date of this Agreement, (i) there is no action, suit, proceeding, investigation, audit or written claim now pending against any Purchased Company in respect of any Tax and (ii) no written notice of any such action, suit, proceeding, investigation, audit or claim has been received by any Purchased Company from any Tax authority. No Purchased Company has waived any statute of limitations in respect of Taxes beyond the date of this Agreement or agreed to any extension of time beyond the date of this Agreement with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business). All deficiencies asserted or assessments made by any taxing authority with respect to any Purchased Company have been fully paid, settled or withdrawn. Since December 1, 2011, no written claim has been made by a Governmental Entity in a jurisdiction where the Purchased Companies do not file Tax Returns that any Purchased Company is or may be subject to taxation by that jurisdiction.
(e)    There are no Liens for Taxes (other than Permitted Encumbrances) upon the assets of any Purchased Company.
(f)    No Purchased Company (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law or any other binding written agreement with any taxing authority, (ii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (iii) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) other than any agreement or arrangement the primary purpose of which does not relate to Taxes, (iv) has received any private letter ruling of the Internal Revenue Service or comparable rulings of any other Governmental Entity, (v) is or has been a member of any consolidated, combined, unitary or similar Tax group nor has any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), or as a transferee or successor under applicable Law, (vi) has (x) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, (y) received from any Governmental Entity a proposal in writing for any such adjustment or (z) any application pending with any Governmental Entity requesting permission for any changes in accounting methods, (vii) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code or (viii) has engaged in any “reportable transaction” (other than a “loss transaction”) as defined in Treasury Regulations Section 1.6011-4(b).
(g)    No property owned by any Purchased Company is (i) subject to the anti-churning rules of Section 197(f)(9) of the Code, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 2001-28, or (v) subject to Section 168(g)(1)(A) of the Code.
(h)    No Purchased Company will be required to include any item of income in taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, or (iii) election pursuant to Section 108(i) of the Code.
(i)    For purposes of this Section 2.5, any reference to any Purchased Company shall be deemed to include any Person that merged with or was liquidated or converted into such Purchased Company.
Section 2.6    Real Property.
(a)    Section 2.6(a) of the Disclosure Schedules sets forth a true, complete and accurate description of all real property owned by the Company and the Company Subsidiaries as of the date hereof, including the Seller Condo Units (the “Owned Real Property”), and all real property leased by the Company and the Company Subsidiaries as lessee (the “Leased Real Property,” and together with the Owned Real Property and all of the Company’s and the Company Subsidiaries’ rights, title and interest in and to all land, buildings, structures, easements, appurtenances and improvements thereon, collectively, the “Real Property”).
(b)    The Company has a good and valid fee title to the Owned Real Property and a good and valid leasehold interest in the Leased Real Property, in each case free and clear of any and all Liens and Encumbrances, except for the Permitted Encumbrances.
(c)    Section 2.6(c) of the Disclosure Schedules sets forth a true, complete and accurate list of the documents and agreements pursuant to which the Company or the Company Subsidiaries (i) leases the Leased Real Property (together with all amendments and modifications thereof, the “Tenant Lease Documents”) or (ii) leases, subleases or licenses a portion of the Real Property to another Person (together with all amendments and modifications thereof, the “Lease Documents”; and together with the Tenant Lease Documents, the “Leases”). True, complete and accurate copies of the Leases and all material contracts to which the Company is a party with respect to construction on or improvement of any Owned Real Property or Leased Real Property and all plans and specifications relating to such construction or improvement have been made available to Buyer. Each Lease is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, and to the knowledge of the Company, the other parties thereto, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity. To the knowledge of the Company, the Leases are in full force and effect. Neither the Company, any Company Subsidiary, nor to the knowledge of the Company, any landlord, lessee or other party, is in material default under the Leases. Since January 1, 2015, neither the Company nor any Company Subsidiary has given or received any written notice of default under any of the Leases, except as set forth on Section 2.6(c) of the Disclosure Schedules and except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(d)    Except as set forth in Section 2.6(d) of the Disclosure Schedules, to the knowledge of the Company, the Real Property is not in violation of any applicable Laws, except for such violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
(e)    Other than with respect to any of the Seller Condo Units and matters referenced on the Title Commitments attached hereto as Exhibit F, there are no options to purchase, rights of first refusal, first offer rights, rights of reverter, options to lease, Contracts, commitments, letters of intent or other obligations outstanding for the sale, exchange, material encumbrance (other than Permitted Encumbrances), lease, sublease, license, assignment or transfer of the Real Property, or any portion thereof or interest therein except as set forth in the Leases, as disclosed in Section 2.6(c) of the Disclosure Schedules, or as permitted by this Agreement.
(f)    Neither the Company nor any Company Subsidiary has made or entered into any Contracts to sell, mortgage, pledge or hypothecate, lease, sublease, convey, alienate, transfer or otherwise dispose of or encumber the Real Property, or any portion thereof, other than as permitted by this Agreement.
(g)    The Sellers have delivered or made available to Buyer a true, complete and accurate copy of the Condominium Declaration. As of the date of this Agreement, the Condominium Declaration is in full force and effect in accordance with its terms and, to the knowledge of the Company, no material defaults exist under the Condominium Declaration.
(h)    Neither the Company nor any Company Subsidiary has received written notice of any condemnation or eminent domain proceeding pending or threatened against the Real Property or any part thereof, and to the knowledge of the Company, there are no such proceedings pending or threatened against the Real Property.
(i)    No Seller is a “foreign person” within the meaning of Section 1445 of the Code.
Section 2.7    Intellectual Property.
(a)    Section 2.7(a) of the Disclosure Schedules lists all registrations and applications for all Intellectual Property owned by the Company or the Company Subsidiaries (collectively with all other Intellectual Property owned by the Company or the Company Subsidiaries and used in or necessary to the conduct of the business of the Company or the Company Subsidiaries, the “Company Intellectual Property”). Section 2.7(a) of the Disclosure Schedules sets forth for each registration and application (i) the name of the owner of record, the applicable jurisdiction, status, application or registration number, and the date of application, registration or issuance; and (ii) all upcoming due dates (including payments, renewals, responses, or other actions) and filing deadlines up to six months after the Closing Date. To the knowledge of the Company, each Company and Company Subsidiary has complied with all applicable laws and the requirements to prosecute, file, and maintain the enforceability of such registrations and applications for Intellectual Property. To the knowledge of the Company, the Company Intellectual Property is valid and enforceable, and neither the Company nor any Company Subsidiary has taken or failed to take any action which may prejudice the validity or enforceability of any Company Intellectual Property. The Company or the Company Subsidiaries owns the Company Intellectual Property as used immediately prior to Closing without material Encumbrances and, to the knowledge of the Company, there is no conflict with the rights of the Company or any Company Subsidiary therein or any conflict by it with the rights of others therein. No party to any Contract related to the Company Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communication that the Company or any Company Subsidiary is using or disclosing in an unauthorized manner, infringing, or misappropriating in the conduct of the business of the Property as presently conducted the right or claimed right of any Person with respect to any Intellectual Property right. To the Company’s knowledge, no Company Intellectual Property is being used or disclosed in an unauthorized manner, infringed, or misappropriated by any Person.
(b)    Section 2.7(b) of the Disclosure Schedules sets forth all of the licensed Intellectual Property used in or necessary to the conduct of the business of the Company or Company Subsidiaries (other than “off the shelf” licenses) (“Licensed Intellectual Property”). All material agreements for Licensed Intellectual Property are valid and enforceable, and the Company and the Company Subsidiaries are not in breach of those agreements. All information technology systems operate and perform substantially in accordance with their documentation and functional specifications, have not materially malfunctioned or failed within the last five years, and are free of any malicious code or critical defects. The Company and the Company Subsidiaries have disaster recovery plans and procedures that are commercially reasonable, and take or have taken reasonable steps to safeguard and back-up at secure off-site locations the information technology systems. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such information technology systems. Each of the Company websites maintains a publicly-posted privacy statement or policy that describes the Company’s or the Company Subsidiary’s practices with respect to the collection, use, and disclosure of personal information. The Company and the Company Subsidiaries have taken reasonable measures to ensure that such information is protected against unauthorized access, loss, damage, use, sharing, modification, or other misuse other than described in the published privacy policy. To the knowledge of the Company, there has been (i) no unauthorized access, loss, damage, use, sharing, modification, or other misuse of such information, and (ii) the Company and the Company Subsidiaries have not received any inquiry or complaint regarding its collection, use, storage or sharing of personal information.
Section 2.8    Agreements, Contracts and Commitments
. Section 2.8 of the Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of, and the Company has made available to Buyer true and complete copies of, the following Contracts (other than any Leases, Labor Agreements or Company Benefit Plans) (collectively, the “Material Contracts”):
(a)    each Contract of the Company and the Company Subsidiaries involving aggregate payments by or to the Company or the Company Subsidiaries of more than $250,000 in any twelve month period;
(b)    (i) all Contracts pursuant to which any indebtedness for borrowed money of the Company or a Company Subsidiary is outstanding or may be incurred, and (ii) all Contracts of or by the

Company guaranteeing any debt obligations of any other Person (other than the Company or the Company Subsidiaries);
(c)    all Contracts pursuant to which the Company or a Company Subsidiary has agreed not to, or which, following the consummation of the transactions contemplated by this Agreement, would restrict the ability of Buyer, including the Company or any Company Subsidiary, to compete with any Person in any business or in any geographic area or to engage in any business or other activity, including any restrictions relating to “exclusivity” or any similar requirement in favor of any Person other than the Company or a Company Subsidiary or pursuant to which any material benefit is required to be given or lost as a result of so competing or engaging, other than any Leases;
(d)    all Contracts to which the Company or a Company Subsidiary is party granting any license to, or franchise in respect of, any material right, property or other asset;
(e)    all Contracts pursuant to which material Intellectual Property is licensed to or from the Company or a Company Subsidiary (excluding for the use of commercially available, off-the-shelf software); and
(f)    all joint venture, limited liability company, partnership or other similar Contracts (including all amendments thereto) in which the Company or a Company Subsidiary holds an interest.
Each Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, and to the knowledge of the Company, the other parties thereto, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor, to the knowledge of the Company, does there exist any condition that upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which the Company or any Company Subsidiary, or any of their respective properties or other assets are bound, except for violations or defaults that individually or in the aggregate have not had, and are not reasonably likely to have, a Material Adverse Effect.
Section 2.9    Litigation
. There is no action, suit or proceeding, claim, arbitration or investigation against any Purchased Company, pending, or as to which any Purchased Company has received any written notice of assertion or, to the knowledge of the Company, threatened against any Purchased Company or the transactions contemplated by this Agreement, before any court, arbitrator, governmental or regulatory authority or body, domestic or foreign, except for any matters that individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect or materially impair or delay the Closing.
Section 2.10    Environmental Matters
. Except as that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect:
(a)    the Purchased Companies have all Environmental Permits necessary to conduct the business and operations conducted at the Property and all such Environmental Permits are in full force and effect;

(b)    the Real Property and the Company’s and the Company Subsidiaries’ ownership, leasing, operation and use thereof, are in compliance with all applicable Environmental Laws;
(c)    there are no Environmental Liabilities of any Purchased Company;
(d)    there are no Environmental Conditions;
(e)    no Purchased Company nor any Company Subsidiary has received any written notices from any Governmental Entity or other Person alleging Liability or Environmental Liability under or violation of any Environmental Law related to the Property, or alleging responsibility for the removal, cleanup, or Remediation of any Environmental Condition or any violation, or alleged violation, of any Environmental Law or related to any Environmental Liability;
(f)    no Purchased Company nor any Company Subsidiary is subject to any pending or, to the knowledge of the Company, threatened enforcement or investigatory action by any Governmental Entity regarding any Environmental Condition;
(g)    to the knowledge of the Company, no active or out-of-service underground storage tanks, or sites from which such storage tanks have been removed, or landfills, surface impoundments, waste piles or land disposal areas, exist in, at or on the Real Property, that could reasonably be expected to give rise to any Environmental Liability;
(h)    all environmental site assessment reports (including any Phase I or Phase II reports), and all investigation, Remediation or compliance studies, audits, assessments or similar documents that, to the knowledge of the Company, are in the possession or control of the Company or a Company Subsidiary and relate to the Environmental Conditions at the Real Property have been made available to Buyer; and
(i)    neither the Company nor any Company Subsidiary makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 2.10.
Section 2.11    Absence of Certain Changes or Events
. (i) During the period from the Balance Sheet Date to the date of this Agreement, and (ii) except for any actions taken in accordance with Section 5.1, from the date of this Agreement to the Closing Date, (x) the Purchased Companies have conducted their businesses in all material respects in the Ordinary Course of Business, and (y) there has not been:
(a)    any event, circumstance or condition that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect;
(b)    any change in financial or Tax accounting methods, principles or practices by any Purchased Company materially affecting the financial condition or results of operations of any Purchased Company or the Company Subsidiaries, taken as a whole, except insofar as may have been required by a change in GAAP;
(c)    any (x) material increase in the salary, wages or other compensation of any officer, employee or consultant of any Purchased Company; (y) establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Company Benefit Plan or (B) salary ranges, increase guidelines or similar provisions in respect of any Company Benefit Plan; or (z) adoption, entering into or becoming bound by any Company Benefit Plan, or collective bargaining agreement, or amendment, modification or termination (partial or complete) thereto, in each case except to the extent required by applicable Law or as required by the terms of any Company Benefit Plan, Labor Agreement or other Contract in effect as of the Balance Sheet Date;
(d)    any material physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Property or any other real or personal property or equipment of any Purchased Company other than wear and tear in the ordinary course of business;
(e)    any entering into, amendment, modification, termination (partial or complete) or granting of a waiver by a Purchased Company under (A) any Material Contract (or any Contract that would have been a Material Contract had it been in effect on the date hereof), in each case other than in the Ordinary Course of Business; provided, the parties acknowledge and agree that renewal of Contracts or licenses on substantially the same terms shall be deemed to be in the Ordinary Course of Business;
(f)    any material adverse change in any rights that any Purchased Company has under or to any Intellectual Property that is owned by any Purchased Company or, to the knowledge of the Company, any such change in such rights under or to Intellectual Property owned by third parties that any Purchased Company has the right to use, other than the expiration of any such rights in accordance with the terms thereof;
(g)    any entering into of a Contract to do or engage in any of the foregoing after the date hereof.
Section 2.12    No Undisclosed Liabilities
. As of the date of this Agreement and as of the Closing Date (except for any actions taken in accordance with Section 5.1 from the date of this Agreement to the Closing Date), except as reflected or reserved against in the balance sheets included in the Annual Financial Statements or in the notes thereto or as disclosed in Section 2.12 of the Disclosure Schedule, there are no Liabilities against, relating to or affecting any Purchased Company or any of their respective Assets and Properties that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities incurred in the Ordinary Course of Business that are not material to such Purchased Company, (b) Liabilities permitted by or incurred pursuant to this Agreement and (c) pursuant to any Contract to which a Purchased Company is party as of the date hereof or entered into following the date hereof in accordance with Section 5.1.
Section 2.13    Permits; Compliance with Gaming Laws.
(a)    The Company and each Company Subsidiary and, to the knowledge of the Company, each of their respective directors, managers, officers and Persons performing management functions similar to officers, hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all Gaming Approvals), necessary to conduct the business and operations conducted at the Property, each of which is in full force and effect in all material respects (the “Company Permits”). To the knowledge of the Company, no event has occurred that permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any of the Company Permits that currently are in effect, the revocation, non-renewal, modification, suspension, limitation or termination of which, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. The Company and each Company Subsidiary and, to the knowledge of the Company, their directors, officers, and Persons performing management functions similar to officers, are in compliance with the terms of the Company Permits, except for such failures to comply that would not, individually or in the aggregate, be reasonably likely to have a

Material Adverse Effect. The business conducted by the Company and the Company Subsidiaries at the Property is not being conducted in violation of any applicable Law of any Governmental Entity (including any Gaming Laws), except for possible violations that, individually or in the aggregate, do not and would not be reasonably likely to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received a written notice of any investigation by any Governmental Entity that is pending, and, to the knowledge of the Company, no investigation is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(b)    Neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any of their directors, managers, officers or Persons performing management functions similar to officers has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity since January 1, 2014 under, or relating to, any violation or possible violation of any Gaming Laws exclusively related to actions or inactions at the Property (other than gaming taxes required to be paid in the Ordinary Course of Business) that resulted, or would be reasonably likely to result, in fines or penalties of $100,000 or more in the aggregate.
Section 2.14    Personnel; Labor Matters
. Section 2.14 of the Disclosure Schedules sets forth each collective bargaining agreement between the Company or any Company Subsidiary and a labor union (collectively “Labor Agreements”). The Company and each Company Subsidiary is in compliance in all material respects with all Laws respecting employment, including Laws relating to wages and hours of work, and occupational health and safety. Neither the Company nor any Company Subsidiary is engaged in any unfair labor practice and no unfair labor practice charge, complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary. Except as set forth on Section 2.14 of the Disclosure Schedules, (a) no collective bargaining agreement is currently being negotiated by the Company or any Company Subsidiary, (b) there are no pending or, to the knowledge of the Company, threatened union organizing activities involving the employees of the Company or any Company Subsidiary, (c) there is no labor strike, dispute, work slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and (d) there is no pending or, to the knowledge of the Company, threatened charge, complaint, investigation, action or claims filed with or by any federal or state agency, including but not limited to the US Equal Employment Opportunity Commission, Occupational Safety and Health Administration and/or United States Department of Labor.
Section 2.15    Employee Benefits.
(a)    Section 2.15(a) of the Disclosure Schedules contains a correct and complete list of all material Company Benefit Plans. With respect to each Company Benefit Plan, the Company has provided to Buyer or its counsel a copy, to the extent applicable, of: (i) each material writing constituting a part of such Company Benefit Plan and all material amendments thereto; (ii) the current summary plan description and any material modifications thereto; (iii) the most recent annual financial and actuarial reports; and (iv) the most recent determination letter received by the Company or Subsidiary from the IRS regarding the tax-qualified status of such Company Benefit Plan.
(b)    Neither the Company nor any Company Subsidiary has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid or pursuant to the plans set forth on Section 2.15(b) of the Disclosure Schedules) or Section 4971 of the Code nor will the Company or any Company Subsidiary be responsible for the payment of any ERISA Affiliate Liabilities. Neither the Company, any Company Subsidiary or any ERISA Affiliate participates in

(i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) or (iii) except as set forth on Section 2.15(b) of the Disclosure Schedules, a plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor, to the knowledge of such Seller, any ERISA Affiliate, has withdrawn at any time within the preceding six (6) years from any "multiemployer plan" or incurred any withdrawal liability which remains unsatisfied.
(c)    There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been or will not be fully and accurately reported in a timely fashion, as required, or which, whether or not reported, could reasonably be expected to constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Company Benefit Plan.
(d)    The Company and each of the Company Subsidiaries has reserved the right to amend, terminate or modify at any time all Company Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits (other than COBRA continuation cover under Section 4980B of the Code or Section 601 of ERISA), and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(e)    No Company Benefit Plan provides any individual with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. To the knowledge of the Company, with respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (A) the written terms of such Company Benefit Plan have at all times since January 1, 2009 been in compliance with Section 409A of the Code and applicable guidance thereunder, and (B) such Company Benefit Plan has, at all times while subject to Section 409A of the Code, been operated in compliance (or, with respect to periods prior to January 1, 2009, in good faith compliance) with Section 409A of the Code and applicable guidance thereunder. To the knowledge of the Company, with respect to each Company Benefit Plan that is intended not to be subject to Section 409A of the Code, the Company and the Company Subsidiaries have taken all actions necessary to cause such Company Benefit Plan to be excluded from the application of Section 409A of the Code and, to the Knowledge of the Company, no action has occurred that would cause such Company Benefit Plan to be subject to Section 409A of the Code.
(f)    With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified.
(g)    Each Company Benefit Plan has been administered and operated in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against any Company Benefit Plan (other than routine benefits claims).
(h)    Except as set forth on Section 2.15(h) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event (other than a subsequent sale or other change in control transaction)) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee of the Company or any Company Subsidiary (each, a “Property Employee”); (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would fail to be deductible by reason of Section 280G of the Code.
Section 2.16    Insurance
. All of the insurance policies of the Company and the Company Subsidiaries are in full force and effect, and neither the Company nor any Company Subsidiary is in material default with respect to its obligations under any of such insurance policies, except for such failure to be in full force and effect and for such defaults that would not have a Material Adverse Effect.
Section 2.17    Affiliate Transactions
. There are no Contracts between any Purchased Company, on the one hand, and Seller, or any officer, manager, member or Affiliate of Seller or any Purchased Company, on the other (other than another Purchased Company). Neither Seller nor any such officer, manager, member or Affiliate (other than another Purchased Company) provides or causes to be provided any assets, services or facilities to any Purchased Company, (iii) no Purchased Company provides or causes to be provided any assets, services or facilities to Seller or any such officer, manager, member or Affiliate (other than another Purchased Company).
Section 2.18    Propriety of Past Payments
. Except as that would not be reasonably likely to be material to the Purchased Companies, taken as a whole:
(a)    No Purchased Company nor, to the knowledge of the Company, any manager, officer, employee or agent of any Purchased Company, or any other Person associated with or acting for or on behalf of any Purchased Company has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain any benefit for any Purchased Company or any of its Affiliates in violation of any applicable Law; and
(b)    No Purchased Company has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of material value.
Section 2.19    Complimentaries
. Neither the Company nor any Company Subsidiary is committed to any material complimentary arrangement for food or beverage for any of its guests or clients as of the Closing Date or for any period thereafter which has not been taken into account in determining its “current liabilities,” as determined in accordance with GAAP consistently applied and except in accordance with such entity’s prior practices.
Section 2.20    Customer Database
. No Purchased Company nor any Seller has delivered, and no Purchased Company nor any Seller has knowingly permitted any of their respective employees, representatives, agents, officers or managers to deliver, the customer database file or records of the Company or any Company Subsidiary to a third party (other than mailing houses to process such information on its behalf) or knowingly authorized a third party to access the customer database files and records. The customer database files and records of the Company are updated and maintained regularly and shall be updated and maintained through the Closing Date in accordance with past practice. The customer database is the sole property of the Company and the Company has exclusive rights to such database and the information contained in such files and records.

Section 2.21    Security.
(a)    The Company has written security policies that govern its collection, storage, use, disclosure and transfer of Personal Data that comply in all material respects with applicable Laws and the Company is in compliance in all material respects with its security policies and applicable Laws relating to Personal Data, including with respect to any Personal Data collected by the Company or by any third party having authorized access to the records of the Company.
(b)    The Company has in place and is in material compliance with contractual requirements and policies that are designed to protect (i) the security, confidentiality and integrity of transactions executed through the Company IT Systems, and (ii) the security, confidentiality and integrity of all Personal Data or other information that does not relate to individuals for which such Company has an obligation of confidentiality (“Other Confidential Information”). The Company has implemented business continuity, back up and disaster recovery technology and procedures to the extent commercially reasonable.
(c)    Since January 1, 2014, if the Company has discovered any unauthorized or improper access to, use or disclosure of Personal Data or Other Confidential Information to any unauthorized or improper third party that required it to provide notice to any insured, agent, carrier, employee, or any Governmental Entity pursuant to any applicable legal or contractual obligation of the Company, it has made such notification.
Section 2.22    Inventories
. Except for such exceptions that would not reasonably be expected to result in a Material Adverse Effect, all inventories of the Company and Company Subsidiaries, including, promotional items and food and beverage items in any of the restaurants operated by Company and Company Subsidiaries as of the Closing Date and the inventory of any gift shop operated by the Company and Company Subsidiaries, consist of a quality and quantity usable and, with respect of finished goods, salable, in the Ordinary Course of Business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the consolidated financial statements or in the accounting records of the Company and Company Subsidiaries as of the Closing Date, as the case may be.
Section 2.23    Tangible Personnel Property
. The Company and each Company Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all material tangible personal property necessary for the operation or its business, including all tangible personal property reflected on the balance sheet included in the Financial Statements and tangible personal property acquired since the Financial Statement Date (other than property disposed of since such date in the Ordinary Course of Business). All such tangible personal property is free and clear of all Liens, other than Permitted Liens, and its use complies in all material respects with all applicable Laws, including all Gaming Laws.
Section 2.24    Brokers
. Except for Macquarie Capital (USA) Inc. (“Macquarie”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchased Companies.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, severally and not jointly, hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date, except (i) as set forth herein or in the Disclosure Schedules (which Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement and the disclosure in any section shall qualify other sections of this Agreement to the extent it is reasonably apparent from the face of the statement that it is applicable thereto) and (ii) the representations and warranties set forth in Section 3.5 are made solely by VoteCo and not Parent and the representations and warranties set forth in Section 3.6 are made solely by Parent and not VoteCo:
Section 3.1    Organization
. Such Seller is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization set forth on Section 3.1 of the Disclosure Schedules and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Such Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.
Section 3.2    Authority; No Conflict; Required Filings and Consents.
(a)    Such Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and the agreements contemplated hereby. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary partnership, limited liability company or other action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
(b)    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract, to which any such Seller is a party or (iii) subject to the governmental filings and other matters referred to in Section 3.2(c) hereof, conflict with or violate any Law applicable to such Seller, except in the case of clause (ii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver that (x) are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or (y) would not materially impair or materially delay the Closing.

(c)    No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required on the part of any of such Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) those required under the Gaming Laws (including all Gaming Approvals), (iii) such consents, approvals, orders, authorizations, registrations, declarations, notices, filings or permits related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco products and (iv) any consents, approvals, orders, authorizations, registrations, declarations, fillings or permits required by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).
Section 3.3    Title
. Such Seller owns of record and beneficially all of the Purchased Interests set forth opposite such Seller’s name on Schedule I, free and clear of Encumbrances other than Permitted Encumbrances. Assuming Buyer has the requisite power and authority to be the lawful owner of the Purchased Interests, upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, such Seller will deliver to Buyer good and valid title to the Purchased Interests, free and clear of all Liens, except for Liens created by or on behalf of or claiming through or under Buyer and restrictions on the subsequent transfer of the Purchased Interests by Buyer imposed under applicable securities Laws or Gaming Laws.
Section 3.4    Brokers
. No such Seller, nor any of its respective Representatives, has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
Section 3.5    GP
. GP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Schedule I sets forth all the authorized and outstanding equity securities of GP and the number of equity securities held by VoteCo. VoteCo is the sole member of GP. All of the issued and outstanding equity securities of GP have been duly authorized and are validly issued, and are owned of record and beneficially by VoteCo. Except for this Agreement and the GP Interest, there are no outstanding options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments or securities to which GP is a party or that are binding upon GP providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor or other securities. There are no outstanding or authorized equity appreciation, phantom units or similar rights with respect to GP. Except for matters related to its formation and to its activities as the general partner of the Company, GP has no assets, properties or Contracts other than its general partnership interest in the Company.
Section 3.6    FP C-Corp
. FP C-Corp is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Schedule I sets forth all of the authorized and outstanding equity securities of FP C-Corp and the number of equity securities held by Parent. Parent is the sole member of FP C-Corp. All of the issued and outstanding equity securities of FP C-Corp have been duly authorized and are validly issued, and are owned of record and beneficially by Parent. Except for this Agreement and the Purchased FP C-Corp Interests, there are no outstanding options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments or securities to which FP C-Corp is a party or that are binding upon FP C-Corp providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor or other securities. There are no outstanding or authorized equity appreciation, phantom units or similar rights with respect to FP C-Corp. Except for matters related to its formation and to its activities as a holding company, such as opening and maintaining bank accounts and filing Tax Returns, FP C-Corp (x) has never conducted any business and (y) has no assets, properties or Contracts other than its limited partnership interest in the Company.
Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to each of the Sellers and the Company that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date, except as set forth herein and in the disclosure schedules delivered by Buyer to the Sellers on the date of this Agreement (the “Buyer Disclosure Schedules”) (which Buyer Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement and the disclosure in any section shall qualify other sections of this Agreement to the extent it is reasonably apparent from the face of the statement that it is applicable thereto):
Section 4.1    Organization
. Buyer is duly organized, validly existing and in good standing under the Laws of Nevada and has all requisite limited liability power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not materially impair or materially delay the Closing.
Section 4.2    Authority; No Conflict; Required Filings and Consents.
(a)    Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the agreements contemplated hereby and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
(b)    The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate or articles of incorporation, bylaws or other organizational document of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, Contract or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c) hereof, conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to Buyer or any of its or their properties or assets, except in the case of clause (ii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations that would not materially impair or materially delay the Closing.
(c)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for (i) those required under the Gaming Laws (including all Gaming Approvals), (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco or the renaming or rebranding of the operations at the Property, (iii) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which Buyer conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to materially impair or materially delay the Closing and (iv) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by the Sellers, the Purchased Companies or its or their respective Affiliates or key employees (including under the Gaming Laws).
Section 4.3    Brokers
. Neither Buyer nor any of its Representatives has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
Section 4.4    Capital Resources
. Buyer has, and will have on the Closing Date, internal funds and/or available lines of credit in an amount sufficient to satisfy all of its obligations under this Agreement, including payment of the Purchase Price and all associated costs and expenses.
Section 4.5    Licensability
. Neither Buyer, nor any of its Affiliates, officers, directors key employees or persons performing management functions similar to officers and partners that may reasonably be considered in the process of determining the suitability of Buyer (any such Persons, including Buyer, the “Licensing Affiliates”) has had an application for a Gaming Approval denied, terminated, suspended, limited, revoked or withdrawn by a Governmental Entity or Gaming Authority within the last five (5) years. Buyer and each of its Licensing Affiliates that are licensed (collectively, the “Licensed Parties”) are in good standing in each of the jurisdictions in which the Licensed Parties or their Affiliates own or operate gaming facilities. To Buyer’s knowledge, as of the date hereof there are no facts, that if known to a Gaming Authority would, under the Gaming Laws, (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license or (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of this Agreement.
Section 4.6    Compliance with Gaming Laws.
(a)    Buyer and, to Buyer’s knowledge, each of the Licensed Parties, hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities, including under the Gaming Laws, necessary to conduct the business and operations of Buyer, each of which is in full force and effect in all material respects (the “Buyer Permits”), except for such Buyer Permits, the failure of which to hold would not, individually or in the aggregate, be reasonably likely to materially impair or materially delay the Closing, and no event has occurred that permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect, other than such Buyer Permits the revocation, non-renewal, modification, suspension, limitation or termination of which, either individually or in the aggregate, would be reasonably likely to materially impair or materially delay the Closing. Buyer and each of the Licensed Parties is in compliance with the terms of the Buyer Permits, except for such failures to comply that, individually or in the aggregate, would not be reasonably likely to materially impair or materially delay the Closing. Neither Buyer nor to Buyer’s knowledge, any Licensing Party, has received notice of any investigation or review by any Governmental Entity under any Gaming Law with respect to Buyer or any of its Licensing Affiliates that is pending, and to the knowledge of Buyer, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not be reasonably likely to materially impair or materially delay the Closing.
(b)    Neither Buyer nor, to Buyer’s knowledge, any Licensed Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws other than as would not be reasonably likely, individually or in the aggregate, to materially impair or materially delay the Closing. To the knowledge of Buyer, there are no facts that if known to the Gaming Authorities could, under the Gaming Laws, reasonably be likely to result in the denial, termination, suspension, limitation or revocation of any Buyer Permit or any other material license, finding of suitability, registration, permit or approval of the Licensed Parties.
Section 4.7    Litigation
. As of the date hereof, there are no actions, claims, suits or proceedings pending or, to the knowledge of Buyer, threatened against Buyer before any Governmental Entity, that, if determined adversely, would reasonably be likely to prevent or materially delay Buyer from completing any of the transactions contemplated by this Agreement.
Section 4.8    No Implied Representations
. Buyer acknowledges and agrees that, except as expressly set forth in Articles II and III of this Agreement, neither the Sellers, the Company, the Company Subsidiaries, nor any of their respective Subsidiaries, Affiliates, Representatives or purported Representatives has made, and, except to the extent set forth in this Agreement, including Article VIII hereof, none of the foregoing entities or Persons is liable for, or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the businesses or properties of the Company or the Company Subsidiaries, or any part thereof. Without limiting the foregoing, Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, neither the Company nor any Seller (a) has made any representations or warranties with respect to financial projections or, financial models regarding the Company or the Company Subsidiaries or (b) is making any implied warranty or representation as to condition, merchantability or suitability as to any of the assets or properties of the Company or the Company Subsidiaries. Buyer acknowledges that it is familiar with the Purchased Companies and the Property and has had the opportunity, directly or through its Representatives, to inspect the assets of the Purchased Companies, including the Real Property, and to conduct due diligence activities. Without limitation of the foregoing, Buyer acknowledges that the Purchase Price has been negotiated based on Buyer’s express agreement that there would be no contingencies (financial or otherwise) to Closing other than the conditions set forth in Article VI hereof. Subject solely to the representations and warranties expressly set forth in Articles II and III and to the covenants and conditions set forth herein or any certificate, instrument or agreement delivered pursuant hereto, Buyer agrees to accept the Purchased Companies (and the assets of the Purchased Companies, including the Real Property) in an “AS IS” condition as of the Closing. Buyer agrees that, except as provided in this Agreement or any certificate, instrument or agreement delivered pursuant to this Agreement, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of the Sellers, or any salesperson or broker (if any) involved in this transaction as to the assets of the Purchased Companies, including the Real Property and Buyer, for itself and its successors and assigns, waives any right to assert any claim against any Seller, at Law or in equity, relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising, except to the extent arising from Actual Fraud.
Section 4.9    No Distribution
. The Purchased Interests being acquired by Buyer hereunder are being acquired for Buyer’s own account, for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Purchased Interests so acquired by it in violation of any of the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder. Buyer acknowledges that the Sellers have informed it that the Purchased Interests have not been registered under the Securities Act and may not be sold until they have been registered or an exemption from such registration is available.
Section 4.10    Accredited Investor
. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement and the related documents to which it is a party, and is able to bear the economic risk of such investment for an indefinite period of time. Buyer has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from Representatives of the Company concerning the terms and conditions of this Agreement and the related documents to which it is a party and the purchase of the Purchased Interests contemplated hereby. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.
Article V

COVENANTS
Section 5.1    Conduct of Business of the Purchased Companies
. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the qualifications set forth below, the Sellers shall (except as otherwise contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed) cause the Purchased Companies to operate in the Ordinary Course of Business in all material respects, including the payment of its debts and Taxes when due (subject to good faith disputes over such debts or Taxes, provided that, in the case of disputes over such Taxes, the failure to pay such Taxes when due would not, individually or in the aggregate, have an adverse effect on Buyer or any of its Affiliates (including, following the Closing, any Purchased Company) that is material), and use commercially reasonable efforts consistent with past practices and policies to maintain the effectiveness of the Company Permits, preserve the Assets and Properties, preserve intact the present business organization, keep available the services of its present officers and key employees and preserve relationships with customers, suppliers, distributors and others having business dealings with the

Company with respect to the Business, perform in all material respects all of its obligations under the Material Contracts and Leases, comply with all applicable Laws in all material respects and maintain the books and records of the Company in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as disclosed in Section 5.1 of the Disclosure Schedules and subject to Section 5.13, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Purchased Companies shall not:
(a)    sell, pledge, lease, license, dispose of, grant, encumber or otherwise authorize the sale, pledge, lease, license, disposition, grant or Encumbrance of any material property or assets, except for (i) sales of inventory in the Ordinary Course of Business in connection with the operation of the Property, (ii) any of the foregoing with respect to inventory or obsolete equipment in the Ordinary Course of Business in connection with the operation of the Real Property, (iii) leases of Property to another Person permitted pursuant to Section 5.1(p) or (iv) sales of the Condo Units (other than the Hotel Unit);
(b)    (i) split, combine or classify its limited partnership unit or limited liability company interests, (ii) purchase, redeem or otherwise acquire any limited partnership units or other securities of the Purchased Companies or any warrants, options or other rights to acquire any such shares or other securities, or (iii) declare, set aside or pay any divided or distribution respect of the equity interests of any Purchased Company other than any such amounts payable to another Purchased Company;
(c)    (i) modify, amend, accelerate or terminate in any material respect any of the Material Contracts or waive, release or assign any material rights, claims or benefits of the Purchased Companies thereunder, except in the Ordinary Course of Business or as required by applicable Law or (ii) enter into any Contract that, if it had been in effect as of the date hereof, would have been required to be set forth on Section 2.8 of the Disclosure Schedules, other than in the Ordinary Course of Business; provided, however, for purposes of this Section 5.1(c), the dollar threshold value set forth in Section 2.8(a) for such Material Contracts shall be $100,000;
(d)    shut down the Property, except for such shutdowns that are (i) required by action, order, writ, injunction, judgment or decree or otherwise required by Law, or (ii) due to acts of God or other force majeure events;
(e)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any limited partnership units or limited liability company interests or fractional units thereof, any other equity or voting interests or any securities convertible into, or exchangeable for, or any warrants, options or other rights to acquire or receive, any such shares, interests or securities or any “phantom” stock, “phantom” stock rights or awards, stock appreciation rights, or stock-based performance units;
(f)    create, incur or assume any indebtedness for money borrowed or obligations in respect of capital leases in excess of $1,000,000;
(g)    grant any Encumbrances on the Assets or Properties of the Purchased Companies, other than Permitted Encumbrances created in the Ordinary Course of Business and other than any Liens created in connection with the creation, incurrence or assumption of any indebtedness permitted pursuant to Section 5.1(f));
(h)    enter into any transaction outside the Ordinary Course of Business with any Affiliate (other than the transactions described in Section 1.1(b) hereto);

(i)    amend or propose to amend the organizational documents of the Purchased Companies;
(j)    acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than in the Ordinary Course of Business;
(k)    grant to any Property Employee any increase in (i) compensation, bonus or other benefits or (ii) severance or termination pay, in each case, except as required by any Company Benefit Plan or Labor Agreement as in effect on the date of this Agreement, except as set forth on Section 5.1(k) of the Disclosure Schedules;
(l)    (i) enter into, amend or terminate any Labor Agreement or Company Benefit Plan other than as required by Law or (ii) accelerate, fund or secure the vesting or payment of compensation or benefits under any Company Benefit Plan, in each case except (A) the entry into any employment agreement with any individual hired to replace any existing employee party to an employment agreement with a Purchased Company as of the date of this Agreement (provided that the terms thereof are not more favorable to the employee than the terms of such existing employment arrangements with such existing employee) (B) as required by any Company Benefit Plan or Labor Agreement as in effect on the date of this Agreement or (C) as required by Law;
(m)    (i) except as required by GAAP or applicable Law, make a change in its fiscal year or make material changes in financial or tax accounting methods, principles, periods or practices or (ii) change accounting firms or legal counsel to the Purchased Companies;
(n)    enter into the settlement of any claim involving the payment by any Purchased Company of money damages that is not covered by insurance in excess of $100,000 individually or $1,000,000 in the aggregate, or waive or release any material rights or claims of any Purchased Company in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;
(o)    make any material election with respect to Taxes (other than elections that are consistent with past practice), change or revoke any material election with respect to Taxes, enter into any closing agreement relating to Taxes, file any amended Tax Return, surrender any claim for a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return prepared in a manner inconsistent with past practice, or enter into any settlement or compromise of any material Tax liability or refund;
(p)    amend, modify, extend or terminate any of the Leases, or otherwise enter into any Contract or other agreement for the use and occupancy of the Property or any interests therein, except for Permitted Encumbrances or contracts for sales of the Condo Units (other than the Hotel Unit);
(q)    enter into any commitments that would obligate the Company to make capital expenditures or capital additions to the Property for periods following the Closing Date, including property, plant or equipment constituting capital assets, in excess of Two Million Dollars ($2,000,000) in the aggregate; provided, however, that if any such capital expenditures are in respect of slot machines, the Sellers shall consult with Buyer prior to making such expenditures;

(r)    make any material change in the lines of business in which they participate or are engaged; or
(s)    agree, whether or not in writing, to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.
Section 5.2    Employee Matters
. Buyer and its Affiliates will cause the Purchased Companies to continue to maintain, and comply with, the Company Benefit Plans set forth on Section 2.15(a) of the Disclosure Schedules and the Labor Agreements set forth in Section 2.14 of the Disclosure Schedules in accordance with their terms as in effect immediately prior to the Closing Date, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements.
Section 5.3    Access to Information and the Property; Bring Down; Financials.
(a)    Upon reasonable notice, subject to the rights of landlords or tenants, as applicable, under Leases and applicable Law, including antitrust Laws and Gaming Laws, the Sellers shall (and shall cause the Purchased Companies, and their respective Representatives, to) provide Buyer’s Representatives with reasonable access, during normal business hours during the period from the date hereof to the Closing, to the Property, to all its personnel, properties, books, Contracts and records as Buyer may reasonably request, including the opportunity to discuss the business and operations of the Purchased Companies with management of the Purchased Companies and the financial advisors to the Seller and the Company (collectively, the “Inspection”); provided, however, that (i) Buyer shall provide the Sellers with at least twenty-four (24) hours’ prior written notice of any Inspection; (ii) if the Sellers so request, Buyer’s Representatives shall be accompanied by a Representative of the Purchased Companies; (iii) Buyer shall not initiate contact with employees or other Representatives of the Purchased Companies other than Representatives of the Sellers set forth in Section 5.3(a) of the Disclosure Schedules without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed (and, at the Sellers’ option, one Representative of the Sellers or other agent of the Sellers shall be present at all Inspections); (iv) Buyer’s Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Real Property without the Sellers’ prior written consent, which consent may be withheld in their sole and absolute discretion; (v) Buyer shall not interfere with the operation of the business conducted at the Property or disturb the tenants or guests at the Property; (vi) the Purchased Companies shall not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the Purchased Companies may result in the disclosure of any trade secrets of third parties or violate any of their obligations with respect to confidentiality of the Purchased Companies; (vii) the Purchased Companies shall not be required to disclose any privileged information of the Purchased Companies; and (viii) Buyer shall, at its sole cost and expense, promptly repair any damage to the Real Property or any other property owned by a Person other than Buyer arising from or caused by Inspection, and shall promptly reimburse the Sellers for any loss arising from or caused by any Inspection, and restore the Real Property or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless the Purchased Companies, the Sellers and their respective Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom. No investigation or provision of information pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company or Sellers herein. Buyer shall not permit any mechanics’ liens to be filed against all or any part of the Real Property as a result of Buyer’s activities pursuant to this Section 5.3(a), and such obligation shall survive the termination of this Agreement.

(b)    In the event that the Closing occurs on or after the date that is 90 days after the date hereof, no earlier than ten days nor later than five days prior to the Closing, the Sellers and the Company shall supplement the information set forth on the Disclosure Schedules with respect to any matter arising after the date hereof that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule on the date of this Agreement. In addition, the Sellers and the Company shall provide Buyer such information and documents regarding the business and operations of the Purchased Companies as are reasonably requested by Buyer to permit the Buyer to conduct due diligence regarding business and condition of the Purchased Companies at the time of the Closing for purposes of obtaining confirmation from the insurance carrier under the R&W Insurance Policy that the R&W Insurance Policy provides coverage of breaches of representations and warranties on the Closing Date. Any such disclosure or information shall not be deemed to constitute an exception to the representations and warranties of the Company as of the date hereof and the Sellers under Article II or Article III, respectively, nor limit the rights of Buyer under this Agreement for any breach by the Sellers or the Company, as the case may be, of such representations and warranties as of the date hereof or have any effect for purposes of determining the satisfaction of the conditions set forth in Article VI.
(c)    Buyer will hold and cause its Representatives to hold any such information that is nonpublic and furnished to it by the Sellers or the Company pursuant to Section 5.3(a) or Section 5.3(b) in accordance with the confidentiality agreement dated February 1, 2016, between the Company and Buyer (the “Confidentiality Agreement”); provided, however, that subsequent to the Closing Date, the terms of the Confidentiality Agreement shall survive only with respect to Information (as defined in the Confidentiality Agreement) provided with respect to the Sellers or their respective Affiliates, other than the Purchased Companies, and that after the Closing Date, the Confidentiality Agreement shall no longer apply to any Information (as defined in the Confidentiality Agreement) provided in respect of any other matters, including the Real Property. The Confidentiality Agreement, as modified by the immediately preceding sentence, shall survive the Closing or the termination of this Agreement pursuant to Section 7.1 and continue in full force and effect thereafter.
(d)    Buyer shall (i) for a period of five years from the Closing Date, make available, and shall cause the Purchased Companies after the Closing to make available, to the Sellers and their respective Affiliates and Representatives, its personnel and any and all books and records and other documents and information in its and the Purchased Companies’ possession or control reasonably requested by the Sellers relating to Taxes or Tax Returns of the Purchased Companies for any taxable period or portion thereof ending on or prior to the Closing Date and (ii) provide, and shall cause the Purchased Companies after the Closing to provide, to the Sellers and their respective Affiliates and Representatives, copies of the final Tax Returns for the Purchased Companies for taxable periods ending on the Closing Date (upon which Tax Return for the Company the election pursuant to Section 754 of the Code shall be made) with a reasonable amount of time to permit the Sellers and their respective Affiliates and Representatives to review such Tax Returns prior to their timely filing (taking into account extensions).
(e)    As promptly as practicable and in any event no later than thirty (30) days after the end of each fiscal month ending after the date hereof and before the Closing Date, forty-five (45) days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, the Company will deliver to Buyer true and complete copies of the financial statements for such period then ended, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter or fiscal month and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which monthly financial statements shall be prepared on a basis consistent with the monthly financial statements prepared by the Company prior to the date of this

Agreement as modified as set forth in Section 5.1(m) of the Disclosure Schedules, which quarterly financial statements shall be prepared on a basis consistent with the Interim Financial Statements as modified as set forth in Section 5.1(m) of the Disclosure Schedules and which annual financial statements shall be prepared on a basis consistent with the Annual Financial Statements.
(f)     As promptly as practicable, the Company will deliver to Buyer copies of all license applications and other filings made by any Purchased Company after the date hereof and before the Closing Date with any Governmental Entity or Gaming Authority (other than routine, recurring applications and filings made in the Ordinary Course of Business).
Section 5.4    Governmental Approvals.
(a)    Each party hereto shall, and shall use reasonable best efforts to cause its Affiliates (including all Licensing Affiliates) to, cooperate with each other and use their reasonable best efforts to, (i) as promptly as reasonably practicable, take, or cause to be taken, steps necessary, under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, findings of suitability, orders, authorizations, registrations, declarations, filings, licenses, waivers or permits required (including any Gaming Approvals) (A) to be obtained or made by such party or any of its Affiliates or any of its Representatives and (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and antitrust Laws of any other applicable jurisdiction) in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) the HSR Act and antitrust Laws of any applicable jurisdiction, (C) the Gaming Laws and (D) any other applicable Law (collectively, the “Governmental Approvals”), and comply with the terms and conditions of all such Governmental Approvals.
(b)    Without limiting Section 5.4(a) hereof, each of the Parties hereto shall, and shall use reasonable best efforts to cause its Representatives and Affiliates (including all Licensing Affiliates) to, file, or cause to be filed, (x) within ten (10) Business Days after the date hereof, all filings pursuant to the HSR Act (and, to the extent applicable, all filings under the antitrust laws of any applicable jurisdiction), (y) within thirty (30) days after the date hereof, all required initial applications and documents in connection with obtaining all required Gaming Approvals and (z) as soon as reasonably practicable after the date hereof, all Governmental Approvals other than those set forth in subclause (x) or subclause (y), and shall act diligently and promptly to pursue the Governmental Approvals. Each party hereto shall use its reasonable best efforts to supply as promptly as practicable to the appropriate Governmental Entity any additional information and material that may be requested thereby, including in respect of required Gaming Approvals, the HSR Act and the antitrust laws of any applicable jurisdiction, and shall cooperate with the other parties hereto in connection with the making of all filings referenced in the preceding sentence, including, subject to applicable Laws relating to the exchange of information, providing copies of all such filed documents to the other Parties hereto and their Representatives (other than copies of personal applications made under applicable Gaming Laws and any documents or information related thereto provided that materials may be redacted to remove references concerning the valuation of the Company and as necessary to address reasonable attorney-client or other privilege or confidentiality concerns). Prior to Closing, the parties hereto shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities as promptly as possible. From the date of this Agreement until the Closing, each Party hereto shall keep the other Parties hereto reasonably informed with respect to such Party’s pursuit of Governmental Approvals.

(c)    Without limiting Section 5.4(a) or (b) hereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the parties hereto shall use its reasonable best efforts to (i) cooperate with each of the other parties hereto to, and will, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, and (ii) use its respective reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act or any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to transaction contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). To the extent necessary in order to accomplish the foregoing, Buyer shall propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by it or any of its Subsidiaries of any portion of the business, properties or assets of Buyer or any of its Subsidiaries; provided, however, that Buyer shall not be required pursuant to this Section 5.4(c) to propose, commit to or effect any action that is not conditioned upon the consummation of the transactions contemplated by this Agreement or that individually or in the aggregate, would reasonably be likely to have a material adverse effect on Buyer and its Subsidiaries, taken as a whole.
(d)    From the date of this Agreement until the Closing, each party shall promptly notify all other parties hereto in writing of any pending or, to the knowledge of Buyer or the Sellers, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing of any transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.
Section 5.5    Publicity
. Sellers, on the one hand, and Buyer, on the other hand, shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and use commercially reasonable efforts to agree upon, any press release or other public statement (including any filings with the Securities and Exchange Commission) with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except to the extent that such consultation or consideration is not possible as a result of applicable Law or any listing agreement with any nationally recognized stock exchange; provided that Buyer may not name any direct or indirect equityholder of the Seller in any such press release or public statement without the prior written consent of Sellers). Notwithstanding anything to the contrary herein, Buyer and Sellers may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Sellers or made by one party and reviewed by the other and do not reveal nonpublic information regarding the transactions contemplated by this Agreement; provided that Buyer may not name any direct or indirect equityholder of the Seller in any such public statement without the prior written consent of Sellers.
Section 5.6    Further Assurances and Actions.
(a)    Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) fulfill all conditions precedent applicable to such party pursuant to this Agreement.
(b)    In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the proper officers and/or directors of Buyer and the Sellers, and their Affiliates, as applicable, shall take all action reasonably necessary (including executing and delivering further affidavits, instruments, notices, assumptions, releases, agreements, licenses and acquisitions).
(c)    After the Closing, no Seller shall sign (or cause to be signed) or file (or cause to be filed) any Tax Return on behalf of any Purchased Company.
Section 5.7    Transfer Taxes; HSR Filing Fee.
(a)    All transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer Taxes and stock transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (other than with respect to the Seller Condo Unit Conveyance, which shall be borne by the Sellers) shall be borne 50% by Buyer, on the one hand, and 50% by the Sellers, on the other hand. Buyer shall prepare and file all Tax Returns relating to such Taxes.
(b)    All filing fees pursuant to the pre-merger notifications under the HSR Act shall be borne by Buyer.
(c)    Notwithstanding anything to the contrary contained herein, Sellers intend to cause the Seller Condo Unit Conveyance to occur in a manner that will qualify for an exemption from any applicable real property transfer tax under Section 375.090 of the Nevada Revised Statutes.
Section 5.8    Insurance
. The Company’s fire and casualty insurance and other insurance policies may be cancelled by the Company as of the Closing Date, and any refunded premiums shall be retained by the Company. Buyer will be responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods from and after the Closing and, if required, shall post any collateral required by an insurer in respect of any insurance policies held by the Company in respect of the Property, its operations or its employees immediately prior to the Closing.
Section 5.9    No Control
. Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Property. Until the Closing, the operations and affairs of the Property are the sole responsibility of and under the complete control of the Sellers, except as expressly provided for in this Agreement.
Section 5.10    Directors’ and Officers’ Indemnification.
(a)    Buyer shall cause, to the maximum extent permitted by applicable Law, the Purchased Companies to maintain and cause to be in full force and effect rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers or other Persons to be indemnified thereunder of the Purchased Companies (or no less favorable to such persons then the rights that are currently in effect), including as provided in the organizational documents of the Purchased Companies, and for a period of not less than six (6) years after the Closing (the Persons entitled to be indemnified thereunder, and all other current and former directors, managers, and officers of the Purchased Companies, the “Covered Persons”).
(b)    For the six-year period commencing immediately after the Closing Date, Buyer shall cause the Purchased Companies to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing with respect to those individuals who are currently (and any additional individuals who prior to the Closing become) covered by the Purchased Companies’ directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date hereof; provided, however, that in no event shall the Purchased Companies be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums currently paid by the Purchased Companies for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Buyer shall cause the Purchased Companies to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Alternatively, Buyer may purchase a “tail policy”, issued with reputable insurers, with at least the same coverage with respect to matters existing or occurring prior to the Closing Date.
(c)    Notwithstanding anything to the contrary contained herein, the parties hereby acknowledge that VoteCo and its Affiliates, members, partners, managers, officers, directors, employees, agents, representatives and designees (the “VoteCo Indemnified Parties”) are entitled to certain rights to indemnification and advancement of expenses by (i) one or more of the funds listed on Section 5.10(c) of the Disclosure Schedule, the Sellers and their respective Affiliates (collectively, the “Fund Indemnitors”) and (ii) the Purchased Companies. The parties hereby agree, with respect to the VoteCo Indemnified Parties, (i) that the Purchased Companies are the indemnitors of first resort with respect to the matters subject to indemnification as described in Section 5.10(a) (i.e., their obligations to the VoteCo Indemnified Parties are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the VoteCo Indemnified Parties are secondary), (ii) that the Purchased Companies shall be required to advance the full amount of expenses incurred by the VoteCo Indemnified Parties (provided that the recipient of any such advance shall provide a customary undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Purchased Companies and the VoteCo Indemnified Parties), without regard to any rights the VoteCo Indemnified Parties may have against the Fund Indemnitors, and (iii) the parties irrevocably waive, relinquish and release the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The parties further agree that no advancement or payment by the Fund Indemnitors on behalf of the VoteCo Indemnified Parties with respect to any claim for which the VoteCo Indemnified Parties have sought indemnification from the Purchased Companies shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the VoteCo Indemnified Parties against the Purchased Companies.
(d)    The provisions of this Section 5.10 shall survive Closing and are intended to be for the benefit of, and enforceable by, the Covered Persons (and, with respect to Section 5.10(c), the Fund Indemnitors), and their respective heirs and Representatives, and nothing herein shall affect any rights that any such person may have under the Purchased Companies’ organizational documents, any contract or applicable Law.
(e)    Buyer shall cause the Purchased Companies to pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.10 in connection with their enforcement of their rights provided in this Section 5.10.
Section 5.11    Negotiations
. From the date of this Agreement until the termination of this Agreement in accordance with its terms, the Sellers agree that they will not, and will not authorize or cause any of their respective Affiliates, officers, managers, members, directors, employees, investment bankers, consultants, representatives, advisors and other agents, to directly or indirectly, (i) sell or otherwise transfer any equity interests in any Purchased Company, or a significant portion of the assets of any Purchased Company, or enter into any agreement to sell or otherwise transfer such an equity interest or significant portion of assets, (ii) take any action to solicit, initiate, negotiate, accept or discuss, directly or indirectly, any proposal or offer to acquire all or any significant part of any Purchased Company or any of its assets, whether by merger, sale of equity interests, sale of assets, recapitalization or otherwise (each, an “Acquisition Proposal”), (iii) disclose or provide any nonpublic information relating to any Purchased Company (including this Agreement) in connection with an Acquisition Proposal, (iv) afford access to a transaction data room, the properties, books or records of any Purchased Company to any third party that has made or, to the knowledge of the Company, is contemplating any Acquisition Proposal or (v) otherwise cooperate with, or knowingly assist or participate in, or knowingly facilitate any effort or attempt by any person (other than Buyer or its Representatives) with respect to, or which would reasonably be likely to lead to, an Acquisition Proposal. The Sellers and the Company shall and shall cause their respective agents to promptly cease and cause to be terminated all discussions and negotiations, if any, which have taken place prior to the date hereof with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Sellers or the Company shall notify Buyer in writing not later than the second (2nd) Business Day following receipt or notice of any effort, attempt or proposal by any person (other than Buyer or its Representatives) with respect to, or which would reasonably be likely to lead to, an Acquisition Proposal.
Section 5.12    Indebtedness.
(a)    At least three (3) Business Days prior to the Closing, the Company will deliver to Buyer a customary payoff letter or letters (collectively, the “Payoff Letter”) executed by the lenders of all Indebtedness set forth on Schedule 5.12(a) outstanding on the Closing Date, which letter will (i) set forth the total amount required to be paid at the Closing to satisfy in full the repayment of such outstanding Indebtedness of the Purchased Companies and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment (the “Payoff Amount”), (ii) provide for the release of all Liens and other security securing such Indebtedness including any guarantees thereof, upon receipt of the Payoff Amount and (iii) wire transfer instructions for paying the Payoff Amount.
(b)    The Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to cooperate with Buyer as reasonably requested by Buyer in connection with obtaining any debt financing of Buyer on or prior to the Closing Date, including commercially reasonable efforts to furnish financial and other pertinent information of Purchased Companies necessary to show the pro forma impact of the transactions contemplated by this Agreement on Buyer (provided that neither the Company nor any Company Subsidiary shall be responsible in any manner for information relating to the proposed debt financing that is required for such pro forma financial information) and cooperate with the creation and perfection of pledge and security instruments effective as of the Closing Date as may be reasonably requested by Buyer; provided that (i) the foregoing cooperation will not be required to the extent it would unreasonably interfere with the business or the other operations of any Purchased Company, (ii) no Purchased Company or any of its Affiliates will be required to pay any commitment or other similar fee or take any action that would subject it to any other liability in connection with any debt financing prior to the Closing or any other cost, expense or fee or agree to provide any indemnity in connection with any debt financing or any of the foregoing, (iii) if this Agreement is terminated for any reason, Buyer shall reimburse the Purchased Companies for all reasonable out-of-pocket costs incurred by any Purchased Company at the request of Buyer in connection with this Section 5.12, and (iv) no Purchased Company shall be required to pay any commitment or other similar fee or incur any other cost or expense (other than the payment of reasonable out-of-pocket costs, subject to reimbursement by Buyer pursuant to clause (iii)) that is not simultaneously reimbursed by Buyer in connection with any debt financing prior to the Closing. Buyer acknowledges and agrees that no Purchased Company nor any of its Affiliates or any of its directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) will have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of any debt financing that Buyer may raise in connection with the transactions contemplated by this Agreement.
Section 5.13    Condo Sales
. Notwithstanding anything to the contrary contained herein, at any time prior to Closing, any Purchased Company that owns a Condo Unit (other than the Hotel Unit) may enter into a purchase and sale agreement with respect to the sale of Condo Units (other than the Hotel Unit) and/or consummate the sale of such Condo Unit (other than the Hotel Unit) on terms and conditions acceptable to such Purchased Company in its sole discretion. Prior to the Closing, any Purchased Company that owns a Seller Condo Unit shall convey and transfer to Sellers’ Designee (as defined on Section 5.13 of the Disclosure Schedules) all of its right, title and interest in and to each of the Seller Condo Units that such Purchased Company continues to own as of such date including the actions set forth on Section 5.13 of the Disclosure Schedules, all of which are expressly permitted hereunder (the “Seller Condo Unit Conveyance”). As of the Closing Date, the portion of the Owned Real Property consisting of any Condo Units shall only include the Hotel Unit (together with all interests appurtenant thereto), and for the avoidance of doubt, shall not in any event include any Residential Unit (as defined in the Condominium Declaration). Notwithstanding anything to the contrary contained herein, the parties hereto agree as follows:
(a)    Prior to Closing, the Sellers (or any Purchased Company that owns any Condo Unit) may make any reasonable changes to the Condominium Declaration and related documents as are necessary to ensure that following the Closing the Sellers’ Designee that obtains title in and to the Seller Condo Units shall have the ability to market and sell such Seller Condo Units to any other parties given that such designee will no longer own the Condo Units other than the Seller Condo Units, which changes shall be subject to the prior written approval of Buyer (not to be unreasonably withheld, conditioned or delayed).
(b)    At Closing, to the extent any Seller Condo Units have not been sold to a third party, Buyer and/or Purchased Company agrees that the Sellers (or, if applicable, Sellers shall cause Sellers’ Designee) to enter into a license agreement, in form and substance reasonably acceptable to each of them, which license agreement shall, among other things, provide Sellers or Sellers’ Designee, as applicable, and/or its employees and agents with the following rights with respect to the Seller Condo Units: (i) reasonable access rights through such portion of the Hotel Unit as are necessary to access the Seller Condo Units for showing and other sales-related purposes, (ii) the right to locate signage solely relating to the sale of the Seller Condo Units in the lobby areas and other portions of the Hotel Unit, with the location and appearance of such signage subject to Hotel Unit Owner’s prior written approval (not to be unreasonably withheld, conditioned or delayed), and (iii) the right to operate a sales office within the Hotel Unit for the purpose of marketing and selling the Seller Condo Units in the location that exists at Closing, provided that the license agreement shall provide that Sellers or Sellers’ Designee, as applicable, shall be required to pay rent with respect to such sales office, in an amount equal to market rates for similar sales offices in Clark County, Nevada, and that the term of the license of such space by Sellers or Sellers’ Designee, as applicable, shall not exceed six months following the Closing.
(c)    Buyer and/or Purchased Company will, at the reasonable request of Sellers and at Sellers’ expense, use its reasonable best efforts to cooperate with the Sellers (or the Sellers’ Designee) in obtaining any sales related permits or licenses from local, state or federal governmental entities as may be necessary for the Sellers (or the Sellers’ Designee) and/or its employees or agents to sell the remaining Seller Condo Units.
(d)    Buyer will, at the reasonable request of Sellers and at Sellers’ expense, use its reasonable best efforts to cooperate with the Sellers (or the Sellers’s Designee) to permit such Sellers (or Sellers’ Designee) to be able to sell and market the Seller Condo Units in the same manner as if such Sellers (or such designee) were the declarant under the Condominium Declaration, and, subject to the provisions of Section 5.13(a), will not without the prior written approval of Sellers (not to be unreasonably withheld, delayed or conditioned) modify the Declaration and related documents in such a way that would prevent such Sellers (or such Sellers’ Designee) from doing so. Notwithstanding anything to the contrary contained herein, without the prior written approval of Seller (not to be unreasonably withheld, conditioned or delayed), (i) Buyer shall not propose that any Capital Improvement Assessments (as defined in the Condominium Declaration) or Capital Improvement Charges (as defined in the Condominium Declaration) be levied on any Residential Unit Owners (as defined in the Condominium Declaration) at any time prior to March 31, 2017 and (ii) except to the extent required by Law, Buyer shall not increase any Transient Rental Fees (as defined in the Condominium Declaration) or otherwise modify the policy related to Transient Rentals (as defined in the Condominium Declaration) at any time prior to March 31, 2017.
(e)    In case at any time after the date hereof any further action is necessary to carry out the agreements set forth in this Section 5.13, the proper officers and/or directors of Buyer and the Sellers, and their Affiliates, as applicable, shall take all action reasonably necessary (including executing and delivering further affidavits, instruments, notices, assumptions, releases, agreements, licenses and acquisitions). Notwithstanding anything to the contrary contained in this Agreement, (i) neither Buyer nor any Purchased Company shall be required to assign to Sellers or Sellers’ Designee any rights of Declarant (as defined in the Condominium Declaration) under the Condominium Declaration, including, without limitation, any Developmental Rights (as defined in the Condominium Declaration) or special declarant rights, and (ii) none of Sellers or Sellers’ Designee shall reserve or retain any rights of the Declarant (as defined in the Condominium Declaration) under the Condominium Declaration, including, without limitation, any Developmental Rights (as defined in the Condominium Declaration) or special declarant rights.
Section 5.14    Partnership Audit Rules
. For each of the Purchased Companies, for the taxable year that includes the Closing Date, Buyer shall not, and shall cause its Affiliates not to, elect to apply the rules in subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015.
Section 5.15    Termination of Tax Sharing Agreements
. Any and all Tax allocation or Tax sharing agreements (other than any such agreement the primary purpose of which does not relate to Taxes and to which no Seller or any of its Affiliates (other than any Purchased Company) is a party) between any Purchased Company and any other Person shall be terminated as of the Closing Date and, from and after the Closing Date, no Purchased Company shall be obligated to make any payment pursuant to any such agreement for any past or future period.
Section 5.16    Casualty and Condemnation Proceeds.
(a)    In the event that, prior to Closing, (i) there is any damage, destruction or other casualty affecting the Property, or any condemnation or eminent domain proceeding is completed with respect to the Real Property, and (ii) Purchased Companies receive any insurance proceeds from such casualty or governmental award in such condemnation or eminent domain proceeding (in either case, “Casualty and Condemnation Proceeds”), then the Purchased Companies may not distribute such Casualty and Condemnation Proceeds to Sellers.
(b)    In the event that, prior to the Closing, (i) there is any damage, destruction or other casualty affecting the Property, or any condemnation or eminent domain proceeding is completed with respect to the Real Property, and (ii) Sellers receive any Casualty and Condemnation Proceeds, then (A) if Sellers receive the Casualty and Condemnation Proceeds prior to the Closing, Sellers shall contribute such proceeds (net of legal expenses reasonably incurred in connection with pursuing the proceeds or award) to the Company prior to the Closing, and (B) if Sellers receive the Casualty and Condemnation Proceeds after the Closing, Sellers shall promptly deliver such proceeds (net of legal expenses reasonably incurred in connection with pursuing the proceeds or award) in connection with pursuing the proceeds or award) to the Company.
(c)    With respect to any insurance claims for events described in this Section 5.16, Sellers shall keep Buyer reasonably apprised of settlement and related discussions with the applicable insurance company and any such settlement shall be subject to the provisions of Section 5.1(n).
Section 5.17    Specified Matter 1 Escrow.
(a)    To the extent the matter set forth on Section 5.17(a) of the Disclosure Schedules (the “Specified Matter 1”) has not been finally resolved, compromised or settled on or prior to Closing, the Sellers shall (i)  take control of the defense, prosecution and investigation of the Specified Matter 1 at their sole cost and expense; (ii) employ and engage attorneys of their own choice; and (iii)  compromise or settle the Specified Matter 1, provided that such compromise or settlement shall require the written consent of Buyer if it includes any admission of liability by any Purchased Company or provides for any obligation to be performed by any Purchased Company or the payment of money damages by the Purchased Companies (other than monetary damages to be paid by the Sellers on behalf of the Purchased Companies from funds other than amounts on deposit in the Specified Matter 1 Escrow Fund). In the event that Sellers fails to defend or prosecute the Specified Matter 1, Buyer or Purchased Companies will have the right to undertake the defense, prosecution, investigation, compromise and settlement of the Specified Matter 1, at the expense and on behalf of, and for the account and risk of, the Sellers (in each case, solely from the Specified Matter 1 Escrow Fund) if Buyer or the Purchased Companies provide the Sellers with written notice thereof, and the Sellers’ failure to defend or prosecute the Specified Matter 1 is not cured within 90 days following the receipt by the Sellers of such notice. In the event that Buyer or any Purchased Company undertakes the defense, prosecution, investigation, compromise and settlement of the Specified Matter 1 pursuant to this Section 5.17(a), Buyer or such Purchased Company shall be entitled to reimbursement of its costs and expenses from the Specified Matter 1 Escrow Fund (and only from the Specified Matter 1 Escrow Fund) pursuant to Section 5.17(b); provided, however, that neither Buyer nor any Purchased Company shall be entitled to reimbursement for any costs or expenses incurred with respect to the defense, prosecution, investigation, compromise and settlement of the Specified Matter 1 unless Buyer or such Purchased Company (i) is entitled to undertake the defense, prosecution, investigation, compromise and settlement of the Specified Matter 1 pursuant to this Section 5.17(a) and (ii) has exercised such right to undertake the defense, prosecution, investigation, compromise and settlement of the Specified Matter 1 in accordance with this Section 5.17(a).
(b)    In the event that Buyer pays costs and expenses in respect of the Specified Matter 1 (including costs and expenses related to the matters that are the subject of dispute in the Specified Matter 1, including the matters listed on Section 5.17(b) of the Disclosure Schedules) and provides the Sellers with written notice of such costs and expenses (including reasonable detail and supporting documentation with respect thereto), Buyer and, to the extent required pursuant to the Specified Matter 1/2 Escrow Agreement, Seller shall deliver a written instruction to the Escrow Agent instructing the Escrow Agent to release a portion of the Specified Matter 1 Escrow Fund equal to the such costs and expenses set forth in such notice to Buyer by wire transfer of immediately available funds to such account or accounts as may be designated by Buyer to the Escrow Agent in writing.  Promptly following the third anniversary of the Closing Date, if there is any cash remaining in the Specified Matter 1 Escrow Fund, Buyer and the Sellers shall deliver a written instruction to the Escrow Agent instructing the Escrow Agent to release such amount from the Specified Matter 1 Escrow Fund and to pay such amount (less (x) Third Party Proceeds that have previously been paid to Sellers pursuant to this Section 5.17(b) and (y) any then outstanding Disputed Amounts (as defined in the Specified Matter 1/2 Escrow Agreement)) to the Sellers by wire transfer of immediately available funds to such account or accounts as may be designated by the Sellers to the Escrow Agent in writing and thereafter shall pay any Disputed Amount in accordance with the Specified Matter 1/2 Escrow Agreement.  In the event Buyer or any of its Affiliates (including the Purchased Companies) actually receives cash payments with respect to the Specified Matter 1 from any third party, including (x) under any insurance policy with respect thereto or (y) pursuant to any settlement, award or other final, non-appealable legally binding resolution of the Specified Matter 1 (or any portion thereof), Buyer shall cause the recipient of such funds to, within three (3) Business Days following receipt of any such amount (“Third Party Proceeds”), pay to the Sellers by wire transfer of immediately available funds to such account or accounts as may be designated by the Sellers in writing an amount equal to the lesser of (A) the amount of such Third Party Proceeds and (B) the amount equal to the initial amount of the Specified Matter 1 Escrow Fund less the sum of (i) the aggregate amount of such Third Party Proceeds previously paid to Sellers, and (ii) the aggregate amount of the Specified Matter 1 Escrow Fund previously released and paid to Sellers; provided, however, that in the event that there are Third Party Proceeds received by the Company at a time at which there are amounts remaining in the Specified Matter 1 Escrow Fund, Sellers may elect to receive funds (and, in such event, Buyer and the Sellers shall deliver a written instruction to the Escrow Agent instructing the Escrow Agent to release such funds by wire transfer of immediately available funds to such account or accounts as may be designated by Sellers to the Escrow Agent in writing) from the Specified Matter 1 Escrow Fund up to an amount of the payment required by Buyer pursuant hereto (which amount, to the extent received by Sellers, shall be credited against Buyer’s obligation to make such payment).
(c)    Buyer shall, at Sellers’ expense to be reimbursed from amounts on deposit in the Specified Matter 1 Escrow Fund, cooperate in all reasonable respects with the Sellers and their attorneys in the investigation, trial and defense of the Specified Matter 1 and any appeal arising therefrom; provided, however, that Buyer may, at its own cost (except as provided in Section 5.17(a) or Section 5.17(b)), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. In furtherance (and not in limitation) of the foregoing, solely for purposes of the defense, prosecution and investigation of the Specified Matter 1 pursuant to Section 5.17(a), Buyer shall provide Sellers and their respective Representatives with reasonable access during normal business hours to the relevant books, records, personnel and working papers of the Purchased Companies in respect of the Specified Matter 1 (including with respect to insurance), at reasonable times and upon reasonable notice, as the Sellers may request.

Section 5.18    Specified Matter 2 Escrow.
(a)    To the extent the matter set forth on Section 5.18 of the Disclosure Schedules (the “Specified Matter 2”) has not been finally resolved, compromised or settled on or prior to Closing, the Sellers shall (i) take control of the defense and investigation of the Specified Matter 2 at their sole cost and expense if the Sellers so notify Buyer in writing; (ii) employ and engage attorneys of their own choice; and (iii)  compromise or settle the Specified Matter 2, which compromise or settlement shall be made (x) only with the written consent of Buyer, such consent not to be unreasonably withheld, or (y) if such compromise or settlement contains an unconditional release of Palms Place, LLC and its Affiliates in respect of the Specified Matter 2 in form and substance reasonably satisfactory to Buyer, without any cost, liability or admission of wrongdoing of any nature whatsoever to or by Buyer, and provides only for monetary damages that will not exceed the Specified Matter 2 Escrow Fund. In the event that Sellers fails to defend or prosecute the Specified Matter 2, Buyer or Purchased Companies will have the right to undertake the defense, prosecution, investigation, compromise and settlement of the Specified Matter 2, at the expense and on behalf of, and for the account and risk of, the Sellers (in each case, solely from the Specified Matter 2 Escrow Fund) if Buyer or the Purchased Companies provide the Sellers with written notice thereof, and the Sellers’ failure to defend or prosecute the Specified Matter 2 is not cured within 90 days following the receipt by the Sellers of such notice. In the event that Buyer or any Purchased Company undertakes the defense, prosecution, investigation, compromise and settlement of the Specified Matter 2 pursuant to this Section 5.18(a), Buyer or such Purchased Company shall be entitled to reimbursement of its costs and expenses from the Specified Matter 2 Escrow Fund (and only from such Specified Matter 2 Escrow Fund) pursuant to Section 5.18(b); provided, however, that neither Buyer nor any Purchased Company shall be entitled to reimbursement pursuant to Section 5.18(b) unless Buyer or such Purchased Company (i) is entitled to undertake the defense, prosecution, investigation, compromise and settlement of the Specified Matter 2 pursuant to this Section 5.18(a) and (ii) has exercised such right to undertake the defense, prosecution, investigation, compromise and settlement of the Specified Matter 2 in accordance with this Section 5.18(a). Promptly following the final, non-appealable resolution of the Specified Matter 2, Buyer and the Sellers shall deliver a written instruction to the Escrow Agent instructing the Escrow Agent to release from the Specified Matter 2 Escrow Fund an amount equal to the lesser of (x) the aggregate damages payable in respect of such final resolution and (y) the Specified Matter 2 Escrow Fund and to pay such amount to satisfy any amounts owed by a Purchased Company pursuant to such final resolution (or if such Purchased Company has already paid such amounts, to reimburse such Purchased Company) by wire transfer of immediately available funds to such account or accounts as may be designated by Buyer to the Escrow Agent in writing; provided, that if, following such payment any amounts remain in the Specified Matter 2 Escrow Fund, such written instruction shall also instruct the Escrow Agent to release such remaining amount to the Sellers by wire transfer of immediately available funds to such account or accounts as may be designated by the Sellers to the Escrow Agent in writing.
(b)    Buyer shall, at Sellers’ expense to be reimbursed from amounts on deposit in the Specified Matter 2 Escrow Fund, cooperate in all reasonable respects with the Sellers and their attorneys in the investigation, trial and defense of the Specified Matter 2 and any appeal arising therefrom; provided, however, that Buyer may, at its own cost (except as provided in Section 5.18(a) above), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.
Section 5.19    Specified Matter 3 Escrow.
(a)    To the extent the matter set forth on Section 5.19(a) of the Disclosure Schedules (“Specified Matter 3”) has not been finally resolved, compromised or settled (including the payment of all amounts payable in respect thereof) on or prior to Closing the Sellers and Buyers shall enter into an escrow agreement substantially similar to the Closing Escrow Agreement (the “Specified Matter 3 Escrow Agreement”) with the Escrow Agent.
(b)    The Sellers shall (i) take control of the defense and investigation of the Specified Matter 3 at their sole cost and expense; (ii) employ and engage attorneys of their own choice; and (iii)  compromise or settle the Specified Matter 3, which compromise or settlement shall be made only with the written consent of Buyer, such consent not to be unreasonably withheld. Promptly following the final resolution of the Specified Matter 3, Buyer and the Sellers shall deliver a written instruction to the Escrow Agent instructing the Escrow Agent to release from the Specified Matter 3 Escrow Fund an amount equal to the lesser of (x) the aggregate amounts payable by the Purchased Companies in respect of such final resolution and (y) the Specified Matter 3 Escrow Fund and to pay such amount to satisfy any amounts owed by the Purchased Companies pursuant to such final resolution (or if such Purchased Company has already paid such amounts, to reimburse such Purchased Company) by wire transfer of immediately available funds to such account or accounts as may be designated by Buyer to the Escrow Agent in writing; provided, that if, following such payment any amounts remain in the Specified Matter 3 Escrow Fund, such written instruction shall also instruct the Escrow Agent to release such remaining amount to the Sellers by wire transfer of immediately available funds to such account or accounts as may be designated by the Sellers to the Escrow Agent in writing.
Article VI

CONDITIONS TO CLOSING
Section 6.1    Conditions to Each Party’s Obligation to Effect the Closing
. The respective obligations of each party to this Agreement to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by all of the parties hereto:
(a)    No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, or regulation that is in effect (whether temporary, preliminary or permanent) and that prevents or prohibits the consummation of any of the transactions contemplated by the Agreement or that makes it illegal for either party hereto to perform its obligations hereunder.
(b)    HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction set forth on Section 6.1 of the Disclosure Schedules shall have expired or been terminated.
(c)    Governmental Consents. Buyer and the Sellers shall have obtained all Governmental Approvals, including Gaming Approvals and approvals required or necessary in connection with the transactions contemplated by this Agreement and necessary for ownership and operation of the Property (including approval, licensing or registration of Buyer and its officers, directors, key employees or Persons performing management functions similar to officers, each as required by any Governmental Entity) and such Governmental Approvals shall be in full force and effect.
Section 6.2    Additional Conditions to Obligations of Buyer

. The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, which may be waived in whole or in part in writing exclusively by Buyer:
(a)    Representations and Warranties. The representations and warranties contained in Article II and Article III shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect; provided, however, that (i) the representations and warranties of the Company and the Sellers contained in Section 2.1, 2.2, 2.3 and 2.17 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time and (ii) the representations and warranties of the Sellers contained in Article III shall be true and correct in all material respects at and as of the Closing as if made at and as of such time. Buyer shall have received a certificate signed by the Sellers to such effect.
(b)    Performance of Obligations of the Sellers. The Sellers and the Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing, including delivery of the items listed in Section 1.6 hereof. Buyer shall have received a certificate signed by each Seller to such effect.
(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, event, occurrence, condition, development or effect that, taken together with all other changes, events, occurrences, conditions, developments and effects, has had, or would be reasonably likely to have a Material Adverse Effect.
(d)    Payoff Letter. The Payoff Letter and releases of any liens in form acceptable for recording shall have been obtained and delivered to Buyer or the Title Company.
(e)    Title Insurance. First American Title Insurance Company (the “Title Company”) shall have committed to issue an extended coverage ALTA 2006 owner’s title insurance policy, in form and substance substantially the same as the title commitments attached hereto as Exhibit H and otherwise in accordance with this paragraph (the “Title Policy”) conditioned on the payment by Buyer of any fees and expenses in relation to such Title Policy, with respect to the Real Property, including the improvements thereon and easements and other rights appurtenant thereto, dated as of the Closing Date in an amount reasonably determined by Buyer but not to exceed the Base Purchase Price, including such affirmative coverage and endorsements as Buyer reasonably requests, and which are reasonably obtainable from title companies in the State of Nevada, including non-imputation coverage through a non-imputation endorsement, and subject only to Permitted Encumbrances (excluding those relating solely to the Seller Condo Units); provided, however, if after the date hereof, Title Company notifies Buyer of any new exception to title that is not a Permitted Encumbrance, Buyer shall have the right to disapprove such new exception by written notice to Sellers within ten (10) Business Days after such new exception is disclosed to Buyer in writing. If Buyer fails to notify Sellers of its disapproval of any such new exception within such ten (10) Business Day period, then Buyer shall be deemed to have approved such new exception and such new exception shall be deemed to be a Permitted Encumbrance. If Buyer timely disapproves such new exception, Sellers shall have the right to extend the Closing Date for such period as is reasonably required to allow Sellers to remove such new exception from title at Closing or to obtain affirmative coverage over such new exception. In the event Buyer fails to use its reasonable best efforts to fulfill the condition set forth in this Section 6.2(e), including by failing to cooperate with the Title Company or by otherwise failing to take any action reasonably requested of Buyer by the Title Company to obtain such Title Policy (including failing to pay any fees and expenses in relation to such Title Policy) which would be reasonably expected to prevent the Title Company’s issuance of the Title Policy, or if Buyer decides not to obtain such Title Policy, the condition set forth in this Section 6.2(e) shall be deemed satisfied.
Section 6.3    Additional Conditions to Obligations of the Sellers
. The obligations of the Sellers to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by the Sellers:
(a)    Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality (or any variation thereof) shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Sellers shall have received a certificate signed on behalf of Buyer by its chief executive officer or chief financial officer to such effect.
(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including delivery of items listed in Section 1.6 hereof. The Sellers shall have received a certificate signed on behalf of Buyer by the chief executive officer or chief financial officer of Buyer to such effect.
Section 6.4    Frustration of Closing Conditions
. None of the Sellers nor Buyer may rely on the failure of any condition set forth in Section 6.1 or Section 6.2 to be satisfied if such failure was caused by the failure of the Sellers, on the one hand, or Buyer, on the other, to perform any of their respective obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Closing.
Article VII

TERMINATION AND AMENDMENT
Section 7.1    Termination
. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through (f) hereof, by written notice by the terminating party to the other parties):
(a)    by mutual agreement of the Sellers and Buyer;
(b)    by the Sellers or Buyer, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that if transactions contemplated hereby shall not have been consummated on or prior to the Outside Date and the receipt of the Gaming Approvals is the sole remaining condition to Closing (other than conditions to be satisfied or waived at or upon the Closing) and the satisfaction of such conditions remains reasonably possible, Buyer shall have the right, exercisable in its sole discretion, to extend the Outside Date by written notice given to the Sellers for up to an additional ninety (90) days, and such right may be exercised on successive occasions up to two (2) times; provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the primary cause of or has resulted in the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party following the satisfaction or waiver of all the conditions set forth in Article VI hereof (other than those conditions intended to be satisfied or waived at the Closing);
(c)    by the Sellers or Buyer, if any Gaming Authority has made a final determination that such Gaming Authority will not unconditionally issue to Buyer all Gaming Approvals or if Buyer withdraws its application for Gaming Approval; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose action or failure to act has been the primary cause or has resulted in the determination of the applicable Gaming Authority or the request of the applicable Gaming Authority that Buyer withdraw the applicable application;
(d)    by the Sellers or Buyer, if a court of competent jurisdiction or other Governmental Entity shall have issued a final nonappealable order, decree or ruling or taken any other final nonappealable action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and one or more of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to act has been the primary cause of such order, decree, ruling or final action, and such party’s action or failure to act constitutes a breach of this Agreement;
(e)    by Buyer, if the Sellers or the Company have breached any representation, warranty, covenant or agreement on the part of the Sellers or the Company set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 6.2(a) or (b) hereof and (ii) (A) by its nature or timing cannot be cured by the Outside Date or (B) if capable of being cured, is not cured in all material respects within the earlier of thirty (30) calendar days after written notice thereof and the Outside Date; and
(f)    by the Sellers, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 6.3(a) or (b) hereof and (ii) (A) by its nature or timing cannot be cured by the Outside Date or (B) if capable of being cured, is not cured in all material respects within the earlier of thirty (30) calendar days after written notice thereof and the Outside Date.
Section 7.2    Effect of Termination.
(a)    Liability. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall immediately become void and there shall be no Liability on the part of Buyer or the Sellers, or their respective Affiliates or Representatives; provided, however, that (i) no such termination shall relieve or release any party from any liability or damages arising from Actual Fraud or, except as provided in Section 7.2(c), an intentional and material breach of any provision of this Agreement prior to such termination, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity, and (ii) the provisions of this Section 7.2 and Article IX hereof, shall survive such termination.  For purposes of this Agreement, “intentional and material breach” means a material breach of this Agreement that is a consequence of an act (or failure to act) by the breaching party with the knowledge that the taking of (or the failure to take) such act would cause a breach of this Agreement.
(b)    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (i) by the Sellers or the Purchased Companies shall be paid by the Purchased Companies and (ii) by Buyer shall be paid by Buyer, in each case whether or not the Closing is consummated.

(c)    Application of the Deposit.
(i)    Upon (x) the termination of this Agreement (A) by the Sellers or Buyer pursuant to Section 7.1(c), Section 7.1(d) (if such Order is relating to Gaming Laws or HSR) or, if the transactions contemplated hereby have not been consummated on or prior to the Outside Date and, at the time of such termination all of the conditions set forth in Article VI of this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing) other than (1) the condition set forth in Section 6.1(b) (and Section 6.1(a) solely to the extent relating to Section 6.1(b)) or (2) the condition set forth in Section 6.1(c), solely with respect to Gaming Approvals (and Section 6.1(a) solely to the extent relating to Gaming Approvals), pursuant to Section 7.1(b) or (B) by the Sellers pursuant to Section 7.1(f), or (y) the Closing, the Deposit (other than interest earned thereon, which shall be paid to Buyer), shall be paid to the Sellers (except, in the case of clause (B), to the extent that Sellers elect not to receive the Deposit as described pursuant to Section 7.2(c)(ii)).
(ii)    The payment of such amount to Sellers pursuant to Section 7.2(c)(i)(x) shall constitute liquidated damages, in full settlement of any damages of any kind or nature that the Sellers or the Company may suffer or allege to suffer as a result thereof, it being understood and agreed that the amount of liquidated damages represents the parties’ reasonable estimate of actual damages and does not constitute a penalty; provided that, in the event of a termination of this Agreement by the Sellers pursuant to Section 7.1(f) due to (x) an intentional and material breach by Buyer that has caused or resulted in the failure of any condition set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(c) to be satisfied or (y) the failure of Buyer to effect the Closing when obligated to do so hereunder, the Sellers may elect not to receive the Deposit by delivering Buyer written notice of such election prior to the release of the Deposit to Seller and shall thereafter be entitled to exercise any of other right or remedy available under this Agreement, applicable Law or otherwise.
(iii)    In the event that the Deposit is paid to the Sellers pursuant to, and in accordance with, Section 7.2(c)(i)(x), such payment shall be liquidated damages and upon payment of the Deposit to the Sellers, the Sellers and the Company shall be precluded from exercising any other right or remedy available under this Agreement, applicable Law or otherwise.
(iv)    Upon the termination of this Agreement pursuant to Section 7.1(a), (b) (except to the extent described in clause (i) above), (e) or (f) (if Sellers exercise their right not to receive the Deposit pursuant to Section 7.2(c)(ii) above), the Deposit, together with any interest earned thereon, shall be paid to Buyer.
Article VIII

SURVIVAL AND INDEMNIFICATION
Section 8.1    Survival of Representations, Warranties, Covenants and Agreements.
(a)    Except as set forth in ARTICLE VII and Section 8.1(b) hereof, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their Representatives whether prior to or after the execution of this Agreement.

(b)    The representations and warranties made by the Sellers, the Company and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) twelve (12) months after the Closing Date. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty. The parties intend for the preceding two sentences to shorten the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 8.1(b), no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period of time) and other than the covenants and agreements to be performed prior to the Closing, which shall terminate at the Closing. The termination of the representations and warranties provided herein shall not affect a party (i) in respect of any claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein, or (ii) in respect of any claim of Actual Fraud of the Indemnifying Party.
Section 8.2    Indemnification.
(a)    From and after the Closing, Sellers shall indemnify, save and hold harmless Buyer and its Affiliates and its and their respective Representatives, successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, or resulting from:
(i)    any breach of any representation or warranty made by Sellers or the Company in this Agreement or in any certificate delivered pursuant to Sections 6.2(a) or (b) hereof;
(ii)    any breach of any covenant or agreement made, or to be performed, by Sellers or the Company in this Agreement;
(iii)    the Excluded Assets; and
(iv)    all Taxes imposed on or payable by any Purchased Company (or any predecessor thereof) (including Taxes payable by reason of Contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulations Section 1.1502-6 or otherwise) (A) for or attributable to any taxable period ending on or before the Closing Date, (B) for or attributable to the portion of any Straddle Period ending on the Closing Date or (C) attributable to the transactions described in Sections 1.1(b) and 5.13, in each case (a) other than any Taxes to the extent of the amount ofý such Taxes that are included in the calculation of Adjusted Working Capital and (b) determined by assuming that the taxable year of any pass-through entity closed as of the end of the Closing Date (and any allocation of (i) Taxes for a Straddle Period, other than those referred to in clause (ii) below, shall be made by means of a closing of the books and records of the Purchased Companies as of the end of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, (ii) property Taxes and ad valorem Taxes attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of days in each such period, and (iii) Transfer Taxes shall be payable in accordance with Section 5.7(a) and no Buyer Indemnified Party shall be entitled to indemnification for the portion thereof allocated to Buyer pursuant to Section 5.7(a)).
(b)    From and after the Closing, Buyer shall indemnify, save and hold harmless Sellers and its Affiliates and its and their Representatives, successors and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, or resulting from:
(i)    any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered pursuant to Sections 6.3(a) or (b) hereof; and
(ii)    any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement.
(c)    Interpretation.  Notwithstanding anything in this Agreement to the contrary, the term Damages shall not include any consequential, special or incidental damages, claims for lost profits, or punitive or similar damages, except where such damages are recovered from an Indemnified Party by a third party. Solely for purposes of determining the dollar amount of Damages with respect to any claim resulting from any breach or inaccuracy of a representation or warranty (but not for purposes of determining whether a breach or inaccuracy has occurred), all “material”, “materiality”, “in all material respects”, or “Material Adverse Effect” qualifications or exceptions in such representation or warranty shall be disregarded.
Section 8.3    Procedure for Claims between Parties
. If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”  and collectively, the “Indemnified Parties”)  entitled to indemnification hereunder, such party shall give written notice describing the claim in reasonable detail and, to the extent then reasonably ascertainable, the monetary damages sought (each, a “Notice”)  to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”)  as soon as reasonably practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE VIII. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.
Section 8.4    Defense of Third Party Claims.
(a)    If any lawsuit, action, proceeding, investigation, claim or enforcement action is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”)  for which indemnification under this ARTICLE VIII may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as reasonably practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.
(b)    If it so elects at its own cost, risk and expense, the Indemnifying Party shall be entitled to:
(i)    take control of the defense and investigation of such Third Party Claim at its sole cost and expense if the Indemnifying Party so notifies the Indemnified Party in writing;

(ii)    employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists or is reasonably likely to exist a conflict of interest, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and
(iii)    compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any cost, liability or admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.
(c)    If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.
(d)    If the Indemnifying Party fails to assume the defense of such Third Party Claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake, at the Indemnifying Parties’ reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
(e)    If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.
Section 8.5    Resolution of Conflicts and Claims
. If the Indemnifying Party objects in writing to any claim for indemnification made by an Indemnified Party in any written Notice of a claim (an “Objection Notice”), Sellers, on the one hand, and Buyer, on the other hand, shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and such Sellers and Buyer shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice. If Sellers and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.
Section 8.6    Limitations on Indemnity.
(a)    No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 8.2(a)(i) hereof to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 8.2(a)(i) hereof are less than $1,562,500 (the “Deductible”); provided, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 8.2(a)(i) hereof equals or exceeds the Deductible, then the Buyer Indemnified Parties shall be entitled to recover for such Damages, subject to the limitations in this Section 8.6(a), only to the extent such Damages exceed the Deductible, but in any event not to exceed the Cap. Notwithstanding anything to the contrary contained in this Agreement, in no event shall (x) Seller’s aggregate liability for all indemnifiable claims for Damages pursuant to Section 8.2(a)(i), together with all indemnifiable claims for Damages pursuant to Section 8.2(a)(iv) exceed an amount equal to $1,562,500 (the “Cap”) or (y) the Buyer Indemnified Parties be entitled to seek indemnification from Sellers with respect to claims for Damages pursuant to Section 8.2(a)(i) or Section 8.2(a)(iv) in excess of the Cap.
(b)    In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds). If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim is collected by the Indemnified Parties, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) up to the amount paid by Indemnifying Party to Indemnifying Party. The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this ARTICLE VIII.
Section 8.7    Payment of Damages
. An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this ARTICLE VIII, within ten (10) business days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding. Subject to and in accordance with the terms of the Closing Escrow Agreement, amounts payable to Buyer Indemnified Parties in respect of a claim made pursuant to Section 8.2(a)(i) or in respect of a claim made pursuant to Section 8.2(a)(iv) hereof shall be satisfied solely from amounts on deposit in the Indemnity Escrow Fund in an aggregate amount not to exceed the Cap. Within three (3) Business Days after the first anniversary of the Closing Date, if there is any amount of cash remaining in the Indemnity Escrow Fund (other than amounts relating to claims for which a Notice has been delivered and that have not been finally resolved and paid prior to such expiration date) (such amount, the “Remaining Escrow Amount”), Buyer and the Sellers shall deliver a written instruction to the Escrow Agent instructing the Escrow Agent to release the Remaining Escrow Amount from the Indemnity Escrow Fund and to pay the Remaining Escrow Amount to the Sellers by wire transfer of immediately available funds to such account or accounts as may be designated by the Sellers to the Escrow Agent in writing.
Section 8.8    Exclusive Remedy
. After the Closing, absent Actual Fraud, the indemnities provided in this ARTICLE VIII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing, Buyer and Sellers each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller

Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, Actual Fraud) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, disclosure letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce or pursuant to the provisions of this ARTICLE VIII). Notwithstanding anything to the contrary in this Section 8.8, in the event of Actual Fraud, any Indemnified Party shall have all remedies available at law or in equity (including for tort) with respect thereto.
Article IX

MISCELLANEOUS
Section 9.1    Definitions.
(a)    For purposes of this Agreement, the term:
“Actual Fraud” means the knowing and intentional fraud with the intent to defraud a party in the making of the representations, warranties, covenants or agreements contained herein, by Buyer or Sellers, as applicable.
“Adjusted Working Capital” means, as of a certain date, the (a) current assets of the Purchased Companies as of such date (excluding Cash, restricted cash and any such assets that constitute Excluded Assets), less (b) current Liabilities of the Purchased Companies as of such date (including any accrued and unpaid Taxes (other than Specified Matter 3) and excluding any such Liabilities that constitute (x) the current portion of any Indebtedness included in the Payoff Amount, (y) the current portion of any Indebtedness outstanding at Closing that is deducted in calculating the Purchase Price pursuant to Section 1.3 or (z) Selling Expenses), in each case (i) as determined on a consolidated basis using and applying the same accounting principles, practices, procedures, policies and methods used and applied in the preparation of the Interim Financial Statements as modified as set forth in Section 5.1(m) of the Disclosure Schedules and (ii) without duplication. Attached as Exhibit G hereto is an illustrative example of Adjusted Working Capital, calculated as of the Closing Date was March 31, 2016.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.
“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Las Vegas, Nevada are closed or required by Law to close.
“Cash” means, with respect to the Purchased Companies, all cash, negotiable instruments and cash equivalents, held by the Purchased Companies (other than restricted cash and Casualty and Condemnation

Proceeds) including, for the avoidance of doubt, cash in bank accounts, cash on hand in the cage, located in drop boxes, slot machines and other gaming devices, on the gaming floor, in retail outlets owned by the Purchased Companies, in food and beverage outlets owned by the Purchased Companies, but excluding any such amounts that constitute Excluded Assets.
“Closing Escrow Funds” means the Indemnity Escrow Fund and the Working Capital Escrow Fund.
“Closing Working Capital” means the Adjusted Working Capital of the Purchased Companies as of the Transfer Time as determined on a consolidated basis using and applying the same accounting principles, practices, procedures, policies and methods used and applied in the preparation of the Interim Financial Statements and calculated in accordance with the terms of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company IT Systems” means the hardware, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, and software, data bases, and data used with, or included or incorporated into any of the foregoing, owned, leased or licensed by the Company or the Company Subsidiaries.
“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, including each other severance, retention, employment, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, in each case, that is entered into sponsored, maintained, contributed or required to be contributed to by the Company, the Company Subsidiaries, or any ERISA Affiliate.
“Condominium” means the condominium hotel created and governed by the Condominium Declaration.
“Condominium Declaration” means that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Palms Place - a Condominium Hotel and Spa at the Palms, Las Vegas dated for reference purposes only as of January 1, 2008 made by Palms Place, LLC and recorded as Instrument No. 20080212-0002317 in the Office of the County Recorder of Clark County, Nevada.
“Condo Unit” means each individual unit in the Condominium (together with all interests appurtenant thereto), including the Seller Condo Units.
“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.
“Credit Agreement” means the Credit Agreement, dated as of November 30, 2011, as amended and restated dated as of December 11, 2015, by and among FP Holdings, L.P., Palms Place, LLC, Wells Fargo Gaming Capital, LLC, as Administrative Agent and Swing Line Lender, and Wells Fargo Bank, National Association, as L/C Issuer.

“Encumbrances” means Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature.
“Environmental Condition” means, as relating exclusively to the Property, the Release into the environment of any Hazardous Substance or the violation of any Environmental Law as a result of which the Company or the Company Subsidiaries (i) has or may become liable to any Person for any Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or Remediation, or (iv) by reason of which any Real Property or other assets of the Company or the Company Subsidiaries may be subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was Remediated or otherwise corrected prior to the date hereof in accordance with, and such that no further action will be required pursuant to, Environmental Law.
“Environmental Laws” means all applicable and legally enforceable foreign, federal, state and local statutes or Laws, judgments, orders, regulations, licenses, Permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), National Environmental Policy Act (42 U.S.C. § 4321 et seq.), Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.) and other similar state and local statutes, in effect as of the date hereof.
“Environmental Liabilities” means, as it relates to the Company and the Company Subsidiaries, all Liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any person or entity, under any Environmental Law, or arising from Environmental Conditions.
“Environmental Permits” means any permit, license, authorization or approval required under applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to the Company or Company Subsidiaries, any trade or business (whether or not incorporated) (A) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity, or (B) which, together with the Company or a Company Subsidiary, is treated as a single employer under Section 414 of the Code.
“ERISA Affiliate Liabilities” means any liabilities under Title IV of ERISA or Section 4971 of the Code in respect of any ‘employee pension benefit plans’ (as defined in Section 3(2) of ERISA) maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company and the Company Subsidiaries).
“Estimated Working Capital” means the Adjusted Working Capital of the Purchased Companies estimated as of the Transfer Time as determined on a consolidated basis using and applying the same accounting principles, practices, procedures, policies and methods used and applied in the preparation of the Interim Financial Statements and calculated in accordance with the terms of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means United States generally accepted accounting principles, consistently applied in effect at the time in question.
“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or pursuant to any Gaming Law necessary for or relating to the conduct of activities by any party hereto or its Subsidiaries, including the ownership, operation, management and development of the business of the Company and the Company Subsidiaries.
“Gaming Authorities” means any administrative, regulatory or governmental agency, commission, board, body, authority or instrumentality with regulatory control or jurisdiction over the conduct of lawful gaming or gambling or the ownership of an interest therein or the sale of liquor in any jurisdiction, including the Nevada Gaming Commission, the Nevada Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.
“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations and manufacturing and distributing operations of the business of the Purchased Companies, the Sellers, Buyer or any of their respective Affiliates.
“Hazardous Substance” means any pollutant, contaminant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, including any quantity of asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas and petroleum products or by-products or derivatives.
“Hotel Unit” shall have the meaning provided to such term in the Condominium Declaration.
“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money (excluding any intercompany obligations for borrowed money, any trade payables, accounts payable and any other current liabilities), (ii) all obligations of such person in respect of letters of credit, solely to the extent drawn, (iii) all capitalized obligations under leases of any property with respect to which the lessee is required to account for such property as a capital lease in accordance with GAAP, (iv) amounts payable in respect of deferred compensation pursuant to that certain Services Agreement, dated as of June 9, 2011, by and among the Company, GP and George Maloof, Jr., as amended by the Amendment to Services Agreement, dated December 6, 2013 (such amount, the “Maloof Payable”), and (v) any accrued interest and fees related to any of the foregoing.
“Indemnity Escrow Fund” means an amount equal to $1,562,500, which shall be deposited with the Escrow Agent pursuant to the terms of the Closing Escrow Agreement.
“Intellectual Property” means all foreign and domestic intellectual property rights, including all (i) patents and patent applications, and reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part, and inventions, proprietary processes, technologies and discoveries (whether or not patentable); (ii) copyrightable and copyrighted works, and all applications, registrations and renewals pertaining thereto; (iii) trademarks, service marks, trade names, trade dress and domain names, and all registrations and applications pertaining thereto and goodwill associated therewith; and (iv) trade secrets, know-how, databases and confidential technical information.
“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.
“knowledge” means, (a) when used in the phrase “knowledge of the Company,” or “Company’s knowledge” and words of similar import, the actual knowledge of Todd Greenberg, Henry Van Son and Michael Brunet after reasonable investigation or (b) when used in the phrase “knowledge of Buyer” or “Buyer’s knowledge” and words of similar import, the actual knowledge of Frank J. Fertitta III, Richard J. Haskins and Marc J. Falcone after reasonable investigation.
“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.
“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.
“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, exaction, imposition, charge or other claims of third parties of any kind or nature.
“Material Adverse Effect” means any change, event, circumstance, effect, development or state of facts that, individually or in the aggregate, is or is reasonably likely to become materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Purchased Companies, taken as a whole; provided that no change, event, circumstance, effect, development or state of facts arising out of or resulting from the following, individually or in the aggregate, shall constitute a Material Adverse Effect or be taken into account for determining whether a Material Adverse Effect has occurred: (A) changes in or affecting the (i) travel, hospitality or gaming industries generally, (ii) travel, hospitality or gaming industries in Clark County, Nevada or any other gaming market, or (iii) the financial, banking, currency or capital markets in general, in each case in the United States or any foreign jurisdiction (including interest rate and exchange rate fluctuations), (B) any change or effect resulting from the execution or public announcement of the transactions contemplated by this Agreement, (C) any act of war (whether or not declared), sabotage, terrorism, military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage, terrorism or military actions or other similar force majeure events, (D)  the failure of the Purchased Companies to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings, cash floor or cash position or other financial or operating metrics for any period (provided that the underlying cause of any such failure to meet projections, budgets, forecasts or estimates may be considered in determining whether a Material Adverse Effect has occurred), (E) the taking of any action required to be taken by this Agreement or taken at Buyer’s written request or with Buyer’s written consent or the failure to take any action prohibited under this Agreement to which Buyer did not consent after being requested by the Sellers to do so, (F) a change in Law, in applicable regulations of any Governmental Entity, including the introduction or expansion of gaming in any jurisdiction, or in applicable accounting standards such as GAAP, (G) a weather-related or other force majeure event such as an earthquake, hurricane, flood, tornado or other natural disaster or (H) any outbreak of illness or other public health-related event; provided, however, that the matters described in clauses (A), (C), (F), (G) and (H) above shall be considered in determining whether a Material

Adverse Effect has occurred to the extent of any disproportionate impact on the Company relative to other participants operating in the same industries and geographic markets as the Property.
“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations; provided that, with respect to the Purchased Companies, such Person’s past practices shall relate to the period between January 1, 2012 and the date of this Agreement.
“Outside Date” means November 9, 2016, as such date may be extended in accordance with the terms of this Agreement.
“Pension Liability” shall have the meaning set forth in Section 9.01(a) of the Disclosure Schedules.
“Permitted Encumbrances” means, with respect to the Sellers, the Purchased Companies or the Property:
(i)    mechanics’ and materialmen’s liens arising in the Ordinary Course of Business for amounts not yet due or for amounts that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(ii)    Liens or Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(iii)    Liens or Encumbrances in respect of judgments or awards with respect to which the Sellers or the Purchased Companies shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which the Purchased Companies shall have secured a stay of execution pending such appeal or such proceeding for review;
(iv)    Liens and Encumbrances created or approved in writing by Buyer;
(v)    all matters that would be disclosed by an existing ALTA survey provided such matters do not, individually or collectively, materially affect the value of the Real Property or interfere with the ordinary conduct of business or the current use, occupation or operation of the Property;
(vi)    all exceptions identified on the title commitments attached hereto as Exhibit F (the “Title Policy and Title Commitment Exceptions”);
(vii)    any exclusions from coverage set forth in the jacket of an extended coverage ALTA owner’s policy of title insurance or such other form of title insurance issued by the Title Company pursuant to the terms of this Agreement;
(viii)    all Liens set forth on Section 9.1(a) of the Disclosure Schedules;
(ix)    zoning, building and subdivision ordinances and land use regulations, which are not violated by the current use, operation or occupancy of the Real Property;
(x)    terms and conditions of licenses, permits and approvals for the Property and Laws of any Governmental Entity having jurisdiction over the Property, which are not violated by the current use, operation or occupancy of the Property;

(xi)    the rights of tenants under the Leases;
(xii)    to the extent not material, deposits by or on behalf of the Purchased Companies or the Company Subsidiaries to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(xiii)    to the extent not material, Liens evidenced by precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property; and
(xiv)    all other restrictions, easements, reservations, covenants and similar encumbrances that do not, individually or collectively, materially affect the value of the Property or interfere with the ordinary conduct of business or the use, occupation or operation of the Property and that do not secure any monetary obligations other than such obligations that are de minimis.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).
“Personal Data” means information that can be used to identify an individual either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual collected by or on behalf of the Company or the Company Subsidiaries that the Company or any of the Company Subsidiaries is required to keep confidential under applicable Law.
“Property Taxes” means real, personal and intangible property Taxes.
“Purchased Companies” means GP, FP C-Corp, the Company and the Company Subsidiaries.
“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy obtained by Buyer.
“R&W Insurance Premium” means all premium payments and other payments, not to exceed $1,199,500 in the aggregate, made in respect of the R&W Insurance Policy.
“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.
“Remediation” or “Remediate” means a cleanup or other method used to remove or contain a Release of any Hazardous Substances at, on or under the Real Property, but only to the extent required under applicable Environmental Laws applicable to the Real Property.
“Representatives” means, with respect to either party, its officers, directors, employees, financial advisors, agents or other representatives.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Condo Unit” mean each individual unit in the Condominium (together with all interests appurtenant thereto) set forth on Schedule 1.1(b).
“Selling Expenses” means all costs, expenses and liabilities of any Person incurred by or on behalf of the Purchased Companies (to the extent unpaid at Closing) in connection with the negotiation,

documentation and consummation of the transactions contemplated by this Agreement, including (i) all fees and expenses payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors, including, without limitation, any fees payable to Willkie Farr & Gallagher LLP and Macquarie Capital (USA) Inc.) retained by the Purchased Companies, (ii) any change in control bonus, retention bonus, transaction bonus to be made to any current employee, director or officer of the Purchased Companies at or after the Closing pursuant to any agreement to which the Purchased Companies is a party prior to Closing that became payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, in each case as set forth on Section 2.15(a) of the Disclosure Schedules (“Sale Bonuses”), (iii) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Purchased Companies in connection with any payments made to any recipient of a Sale Bonus and (iv) an amount equal to 50% of the R&W Insurance Premium.
“Specified Matter Escrow Funds” means the Specified Matter 1 Escrow Fund, the Specified Matter 2 Escrow Fund and the Specified Matter 3 Escrow Fund.
“Specified Matter 1 Escrow Fund” means an amount equal to the amount set forth on Section 5.17(a) of the Disclosure Schedules, which shall be deposited with the Escrow Agent pursuant to the terms of the Specified Matter 1/2 Escrow Agreement.
“Specified Matter 1/2 Escrow Agreement” means an escrow agreement in the form attached hereto as Exhibit C.
“Specified Matter 2 Escrow Fund” means, to the extent the Specified Matter 2 has not been finally resolved, compromised or settled (including the payment of all amounts payable in respect thereof) on or prior to Closing, an amount equal to the amount set forth on Section 5.18(a) of the Disclosure Schedules, which shall be deposited with the Escrow Agent pursuant to the terms of the Specified Matter 1/2 Escrow Agreement.
“Specified Matter 3 Escrow Fund” means, to the extent the Specified Matter 3 has not been finally resolved, compromised or settled (including the payment of all amounts payable in respect thereof) on or prior to Closing, an amount equal to the amount set forth on Section 5.19(a) of the Disclosure Schedules, which shall be deposited with the Escrow Agent pursuant to the terms of the Specified Matter 3 Escrow Agreement.
“Specified Matter Escrow Agreements” means the Specified Matter 1/2 Escrow Agreement and the Specified Matter 3 Escrow Agreement.
“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.
“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Target Working Capital” means negative $9,000,000.
“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind imposed by any taxing authority (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.
“Tax Return” means returns, reports, information statements, claims for refund and other documentation (including any additional or supporting material) filed, or required to be filed, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, and includes any amended returns.
“Transfer Time” means 11:59:59 p.m., Las Vegas, Nevada time, on the day prior to the Closing Date.
“Working Capital Escrow Fund” means an amount equal to $2,500,000, which shall be deposited with the Escrow Agent pursuant to the terms of the Closing Escrow Agreement.
(b)    The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference in Agreement
Acceptance Period	Section 1.7(c)
Acquisition Proposal	Section 5.11
Actual Deficiency	Section 1.7(e)
Actual Surplus	Section 1.7(e)
Agreement	Preamble
Annual Financial Statements	Section 2.4
Assignment Agreement	Section 1.6(b)(ix)
Balance Sheet Date	Section 2.4
Base Purchase Price	Section 1.1(a)
Buyer	Preamble
Buyer Disclosure Schedules	Article IV
Buyer Indemnified Party	Section 8.2(a)
Buyer Permits	Section 4.6(a)
Cap	Section 8.6(a)
Casualty and Condemnation Proceeds	Section 5.16(a)
Class A Units	Recitals
Closing	Section 1.5
Closing Date	Section 1.5
Closing Escrow Agreement	Section 1.6(b)(i)
Company	Preamble
Company Intellectual Property	Section 2.7(a)
Company Permits	Section 2.13(a)
Company Subsidiaries	Recitals
Confidentiality Agreement	Section 5.3(c)
Covered Persons	Section 5.10(a)
Damages	Section 8.2(a)
Deductible	Section 8.6(a)
Deposit	Section 1.2
Deposit Escrow Agreement	Section 1.2
Disclosure Schedules	Article II

Dispute Notice	Section 1.7(c)
Escrow Agent	Section 1.2
Estimated Closing Statement	Section 1.7(a)
Estimated Working Capital Adjustment	Section 1.7(a)
Excluded Assets	Section 1.1(b)
Financial Statements	Section 2.4
FIRPTA Certificate	Section 1.6(b)(viii)
FP C-Corp	Recitals
Fund Indemnitors	Section 5.10(c)
Governmental Approvals	Section 5.4(a)
Governmental Entity	Section 2.2(c)
GP	Preamble
GP Interest	Recitals
HSR Act	Section 2.2(c)
Indemnified Party	Section 8.3
Indemnifying Party	Section 8.3
Inspection	Section 5.3(a)
Interim Financial Statements	Section 2.4
Labor Agreements	Section 2.14
Leases	Section 2.6(c)
Lease Documents	Section 2.6(c)
Leased Real Property	Section 2.6(a)
Licensed Intellectual Property	Section 2.7(b)
Licensed Parties	Section 4.5
Licensing Affiliates	Section 4.5
Macquarie	Section 2.24
Maloof Payable	Section 9.1(a)
Material Contracts	Section 2.8
Negotiating Period	Section 1.7(c)
Neutral Accounting Firm	Section 1.7(d)
Non-Assignable Excluded Asset	Section 1.1(b)
Objection Notice	Section 8.5
Other Confidential Information	Section 2.21(b)
Owned Real Property	Section 2.6(a)
Parent	Preamble
Payoff Amount	Section 5.12(a)
Payoff Letter	Section 5.12(a)
Post-Closing Statement	Section 1.7(b)
Property	Recitals
Property Employee	Section 2.15(h)
Proposed Allocation	Section 1.4
Purchase Price	Section 1.3
Purchase Price Allocation	Section 1.4
Purchased Company Interests	Recitals
Purchased FP C-Corp Interests	Recitals
Purchased GP Interests	Recitals
Purchased Interests	Recitals
Real Property	Section 2.6(a)
Remaining Escrow Amount	Section 8.7
Sale Bonuses	Section 9.1(a)

Seller(s)	Preamble
Seller Indemnified Party	Section 8.2(b)
Specified Matter 1	Section 5.17(a)
Specified Matter 2	Section 5.18(a)
Specified Matter 3	Section 5.19(a)
Specified Matter 3 Escrow Agreement	Section 5.19(a)
Subsidiary Interests	Section 2.3(b)
Survival Period	Section 8.1(b)
Tenant Lease Documents	Section 2.6(c)
Third Party Claim	Section 8.4(a)
Third Party Proceeds	Section 5.17(b)
Title Company	Section 6.2(e)
Title Policy	Section 6.2(e)
Title Policy and Title Commitment Exceptions	Section 9.1(a)
VoteCo	Preamble
VoteCo Indemnified Parties	Section 5.10(c)

Section 9.2    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a)    This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof to the extent that the Laws of another jurisdiction would apply as a result of the application thereof.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and the Property, to the exclusive jurisdiction of any court of the State of New York, or Federal court of the United States of America, sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court, (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court, and (E) to the extent such party is not otherwise subject to service of process in the State of New York, appoints Corporation Service Company as such party’s agent in the State of New York for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereby hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2(c).
Section 9.3    Specific Performance
. Sellers, on the one hand, and Buyer on the other, hereby acknowledge and agree that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed by such party in accordance with their specific terms or otherwise are breached by such party. Accordingly, Sellers, on the one hand, and Buyer on the other agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity. Sellers, on the one hand, and Buyer on the other, hereby waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 9.4    Notices
. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) when transmitted via electronic mail or facsimile (in each case, which is confirmed); provided that if such email or facsimile is delivered after 5:00 p.m. local time of the recipient, or on a day other than a Business Day, then on the next following Business Day, or (iii) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, to the parties at the addresses set forth on Schedule III (or at such other address for a party as shall be specified by like notice).
Section 9.5    Interpretation
. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. All Exhibits and Schedules of this Agreement are incorporated herein by reference. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Buyer and each Seller will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).
Section 9.6    Headings
. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7    Entire Agreement
. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect after the Closing. Each party hereto hereby agrees that, except for the representations and warranties contained in this Agreement, the certificates and other agreements delivered in accordance with this Agreement and the respective Disclosure Schedules, neither the Sellers nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective Representatives of any documentation or other information with respect to any one or more of the foregoing.
Section 9.8    Severability
. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 9.9    Assignment
. Without the prior written consent of all of the parties hereto, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise; provided that Buyer may, at its option, cause the Purchased Company Interests to be purchased by a wholly-owned subsidiary of Buyer (which shall not relieve Buyer of its obligations hereunder). Any attempted assignment in violation of this Section 9.9 shall be void.
Section 9.10    Parties of Interest; No Third Party Beneficiaries
. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except such provisions that act for the benefit of the current or former directors and officers of the Purchased Companies and the VoteCo Indemnified Parties pursuant to Section 5.10, which current and former directors and officers are intended to be third party beneficiaries thereof.
Section 9.11    Counterparts
. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF file (portable document format file) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.12    Mutual Drafting
. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
Section 9.13    Amendment
. This Agreement may not be amended other than by an instrument in writing signed on behalf of Buyer and the Sellers.
Section 9.14    Extension; Waiver
. At any time prior to the Closing, Buyer, on the one hand, and the Sellers, on the other hand, may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant herein and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach hereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or any other right.
Section 9.15    Time of the Essence
. Time is of the essence with respect to this Agreement and all the terms, provisions, covenants and conditions herein.
Section 9.16    Waiver of Conflicts
. Recognizing that Willkie Farr & Gallagher LLP has acted as legal counsel to the Sellers and the Purchased Companies and their respective Affiliates prior to the Closing, and that Willkie Farr & Gallagher LLP intends to act as legal counsel to the Sellers after the Closing, each of Buyer and the Purchased Companies (following the Closing) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Willkie Farr & Gallagher LLP representing any of the Sellers and/or its Affiliates after the Closing as such representation may relate to Buyer, the Purchased Companies or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Seller and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed attorney-client confidences that belong solely to such Sellers and their Affiliates (and not the Purchased Companies). Accordingly, the Purchased Companies shall not have access to any such communications, or to the files of Willkie Farr & Gallagher LLP relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and their Affiliates (and not the Purchased Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Purchased Companies shall not be a holder thereof, (ii) to the extent that files of Willkie Farr & Gallagher LLP in respect of such engagement constitute property of the client, only the applicable Sellers and their Affiliates (and not the Purchased Companies) shall hold such property rights and (iii) Willkie Farr & Gallagher LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchased Companies by reason of any attorney-client relationship between Willkie Farr & Gallagher LLP and the Purchased Companies or otherwise.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.
COMPANY:
FP HOLDINGS, L.P.

By:    /s/ Todd Greenberg
Name: Todd Greenberg
Title: President & CEO
SELLERS:
FP VOTECO, L.L.C.

By:    /s/ Matt Dillard
Name: Matt Dillard
Title: Vice President
FP PARENTCO, L.P.
By: FP VoteCo, L.L.C., its general partner

By:    /s/Matt Dillard
Name: Matt Dillard
Title: Vice President
Buyer:
STATION CASINOS LLC

By:    /s/Marc J. Falcone
Name: Marc Falcone
Title: EVP/CFO

I-1 SCHEDULE I
PURCHASED INTERESTS

Company - Purchased Company Interests

Seller Name	Class A Non-Voting LP Units
FP ParentCo., L.P.	990

GP - Purchased GP Interests

Seller Name	Class A Units
FP VoteCo, L.L.C.	100

FP C-Corp - Purchased FP C-Corp Interests

Seller Name	Class A Units
FP ParentCo, L.P.	100

II-1
SCHEDULE II
COMPANY SUBSIDIARIES

FPIII, L.L.C.
Palms Place, LLC
PPII Holdings, L.L.C.
N-M Ventures LLC
N-M Ventures II LLC

III-1

SCHEDULE III
NOTICES
If to the Sellers, to:
FP VoteCo, L.L.C.
c/o TPG Capital, L.P.
301 Commerce Street, Suite 330
Fort Worth, TX 76102
Attention:    Matthew Dillard and Joshua Peck
Fax No.:    (415) 438-1349
Email:        MDillard@tpg.com
JPeck@tpg.com
with a copy (which shall not constitute notice) to:
Leonard Green Partners, L.P.
1111 Santa Monica Boulevard, Suite 2000
Los Angeles, CA 90025
Attention:     J. Kristofer Galashan
Fax No.:    (310) 954-0404
Email:    galashan@leonardgreen.com
and
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:    Mark A. Cognetti and Manuel A. Miranda
Fax No.:    (212) 728-8111
Email:    mcognetti@willkie.com
mmiranda@willkie.com
If to Buyer, to:
Station Casinos LLC
1505 South Pavilion Center Drive
Las Vegas, NV 89135
Attention:    Richard J. Haskins
Email:    rhaskins@feritta.com
with a copy (which shall not constitute notice) to:
Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St., 30th Fl.
Los Angeles, CA 90017
Attention:    Deborah Conrad
Fax No.:    (213) 892-4721
Email:    dconrad@milbank.com